EXHIBIT 10.1

CREDIT AGREEMENT

dated as of

April 19, 2007,

among

SUN HEALTHCARE GROUP, INC.,

THE LENDERS PARTY HERETO

and

CREDIT SUISSE,
as Administrative Agent and Collateral Agent

CREDIT SUISSE SECURITIES (USA) LLC,
CIBC WORLD MARKETS CORP
and
UBS SECURITIES LLC,
as Joint Bookrunners and Joint-Lead Arrangers

CIBC WORLD MARKETS CORP.,
as Syndication Agent

UBS SECURITIES LLC,
as Documentation Agent

[CS&M Ref. No. 5865-465]

Page
ARTICLE I

Definitions

ARTICLE II

The Credits

i

(Continued)
Page
ARTICLE III

Representations and Warranties

ARTICLE IV

Conditions of Lending

SECTION 4.01. All Credit Events	74
SECTION 4.02. First Credit Event	75

ARTICLE V

Affirmative Covenants

SECTION 5.01. Existence; Compliance with Laws; Businesses and Properties	79
SECTION 5.02. Insurance	79

(Continued)

ARTICLE VI

Negative Covenants

(Continued)
Page

ARTICLE VII

Events of Default

ARTICLE VIII

The Administrative Agent and the Collateral Agent

ARTICLE IX

Miscellaneous

(Continued)
Page

SCHEDULES

Schedule 1.01(a)	-	Subsidiary Guarantors
Schedule 1.01(b)	-	Mortgaged Property
Schedule 1.01(c)	-	Facilities
Schedule 1.01(d)	-	Harborside Facility Level Indebtedness
Schedule 1.01(e)	-	Restricted Cash
Schedule 2.01	-	Lenders and Commitments
Schedule 3.08	-	Subsidiaries
Schedule 3.09	-	Litigation
Schedule 3.17	-	Environmental Matters
Schedule 3.18	-	Insurance
Schedule 3.19(a)	-	UCC Filing Offices
Schedule 3.19(c)	-	Mortgage Filing Offices
Schedule 3.20(a)	-	Owned Real Property
Schedule 3.20(b)	-	Leased Real Property
Schedule 3.21	-	Collective Bargaining Agreements
Schedule 4.02(a)	-	Local Counsel
Schedule 6.01	-	Existing Indebtedness
Schedule 6.02	-	Existing Liens
Schedule 6.04	-	Existing Investments
Schedule 6.05	-	Scheduled Asset Sales

EXHIBITS

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Borrowing Request
Exhibit D	-	Form of Guarantee and Collateral Agreement
Exhibit E	-	Form of Mortgage
Exhibit F-1	-	Form of Opinion of O’Melveny & Myers LLP
Exhibit F-2	-	Form of Opinion of General Counsel
Exhibit F-3	-	Form of Local Counsel Opinion
Exhibit G	-	Form of Minority Holder Acknowledgement, Consent and Waiver

(The schedules and exhibits listed above are not provided herein. However, Sun agrees to furnish such omitted documents to the Commission upon request.)

v

CREDIT AGREEMENT dated as of April 19, 2007, among SUN HEALTHCARE GROUP, INC., a Delaware corporation (the “Borrower”), the Lenders (as defined in Article I), and CREDIT SUISSE, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders.

PRELIMINARY STATEMENT

Pursuant to the Merger Agreement (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I), the Borrower will acquire all the Equity Interests in Harborside Healthcare Corporation (“Harborside”) through the merger (the “Merger”) of Horizon Merger Inc., a Delaware corporation and a wholly owned Subsidiary (“Merger Sub”), with and into Harborside, with (a)(i) each share of common stock of Harborside issued and outstanding (with certain exceptions as set forth in the Merger Agreement) immediately prior to the Effective Time (as defined in the Merger Agreement) being converted at the Effective Time into the right to receive the Per Share Merger Consideration (as defined in the Merger Agreement), (ii) each option and warrant to purchase a share of common stock of Harborside that is outstanding (with certain exceptions as set forth in the Merger Agreement) immediately prior to the Effective Time being converted at the Effective Time into the right to receive the Per Share Merger Consideration (after deduction for any applicable exercise price and taxes), and (iii) each share of preferred stock of Harborside issued and outstanding (with certain exceptions as set forth in the Merger Agreement) immediately prior to the Effective Time being converted into the right to receive a pro rata portion of the Preferred Purchase Price (as defined in the Merger Agreement) (the amounts set forth in clauses (i), (ii) and (iii), collectively, the “Merger Consideration”), which Merger Consideration shall be in an aggregate amount of approximately $349,400,000 (less certain expenses of Harborside as set forth in the Merger Agreement), and (b) Harborside surviving as a wholly owned Subsidiary.

In connection with the Merger, the Borrower has requested that the Lenders extend credit in the form of (a) Term Loans (i) on the Closing Date, in an aggregate principal amount not in excess of $310,000,000, and (ii) on no more than two occasions during the period commencing on the first Business Day after the Closing Date and ending on the Delayed Draw Commitment Termination Date, in an aggregate principal amount not in excess of $55,000,000, and (b) Revolving Loans at any time and from time to time after the date hereof and until the Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $50,000,000. The Borrower has requested the Swingline Lender to extend credit, at any time and from time to time after the date hereof and until the Revolving Credit Maturity Date, in the form of Swingline Loans, in an aggregate principal amount at any time outstanding not in excess of $10,000,000. The Borrower has requested the Issuing Bank to issue (a) RF Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $15,000,000 and (b) PF Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $70,000,000. The proceeds of the Term Loans to be made on the Closing Date are to be used solely to pay a portion of the Merger Consideration, to repay Existing

Indebtedness of the Borrower and Harborside and to pay related fees and expenses. The proceeds of the Delayed Draw Term Loans are to be used solely to finance the acquisition of the Moffie Properties and the NHP Properties (including the repayment of associated Indebtedness and the payment of related fees and expenses). The proceeds of the Revolving Loans and the Swingline Loans are to be used, and Letters of Credit are to be requested, solely for working capital and general corporate purposes of the Borrower and the Subsidiaries.

The Lenders are willing to extend such credit to the Borrower, and the Issuing Bank is willing to issue Letters of Credit for the account of the Borrower, in each case on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.07, the term “Affiliate” shall also include any person that directly or indirectly owns 5% or more of any class of Equity Interests of the person specified.

“Aggregate Revolving Credit Exposure” shall mean the aggregate amount of the Lenders’ Revolving Credit Exposures.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Applicable Term Commitment Fee Rate” shall mean, for any day (a) from and including the Closing Date to but excluding the three-month anniversary of the Closing Date, 0.75% per annum, (b) from and including the three-month anniversary of the Closing Date to but excluding the six-month anniversary of the Closing Date, 1.00% per annum, and (c) thereafter, 1.50% per annum.

“Applicable Percentage” shall mean, for any day (a) with respect to any Eurodollar Term Loan, 2.00% per annum, (b) with respect to any ABR Term Loan, 1.00% per annum, and (c) (i) with respect to any Eurodollar Revolving Loan or ABR Revolving Loan, the applicable percentage set forth below under the caption “Eurodollar Spread—Revolving Loans” or “ABR Spread—Revolving Loans”, as the case may be, and (ii) with respect to the Revolving Credit Commitment Fee, the applicable rate set forth below under the caption “Revolving Credit Commitment Fee Rate”, in each case based upon the Total Leverage Ratio as of the relevant date of determination:

Total Leverage Ratio	Eurodollar Spread-- Revolving Loans	ABR Spread-- Revolving Loans	Revolving Credit Commitment Fee Rate
Category 1 Greater than 4.50 to 1.00	2.00%	1.00%	0.50%
Category 2 Less than or equal to 4.50 to 1.00 and greater than 3.50 to 1.00	1.75%	0.75%	0.50%
Category 3 Less than or equal to 3.50 to 1.00	1.50%	0.50%	0.375%

Each change in the Applicable Percentage resulting from a change in the Total Leverage Ratio shall be effective with respect to all Loans and Letters of Credit outstanding on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.04(a) or (b) and Section 5.04(c), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change. Notwithstanding the foregoing, until the Borrower shall have delivered the financial statements and certificates required by Section 5.04(b) and Section 5.04(c), respectively, for the period ended September 30, 2007, the Total Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Percentage. In addition, (i) at any time during which the Borrower has failed to deliver the financial statements and certificates required by Section 5.04(a) or (b) and Section 5.04(c), respectively, or (ii) at any time after the occurrence and during the continuance of an Event of Default, the Total Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Percentage.

“Approvals” shall mean the approvals from the applicable Governmental Authorities in respect of all appropriate Healthcare Licenses with respect to a particular Facility.

“Arrangers” shall mean Credit Suisse Securities (USA) LLC, CIBC World Markets Corp. and UBS Securities LLC.

“Asset Sale” shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by the Borrower or any of the Subsidiaries to any person other than the Borrower or any Subsidiary Guarantor of (a) any Equity Interests of any of the Subsidiaries (other than directors’ qualifying shares) or (b) any other assets of the Borrower or any of the Subsidiaries (other than (i) inventory, damaged, obsolete or worn out assets, scrap and Permitted Investments, in each case disposed of in the ordinary course of business, (ii) dispositions between or among Foreign Subsidiaries and (iii) any sale, transfer or other disposition or series of related sales, transfers or other dispositions having a value not in excess of $750,000).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowing” shall mean (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations or Synthetic Lease Obligations incurred by the Borrower and its consolidated subsidiaries during such period, but excluding in each case any such expenditure (i) made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation and (ii) to the extent that proceeds of Asset Sales are used to make such expenditure pursuant to the proviso in the definition of the term “Net Cash Proceeds”.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

A “Change in Control” shall be deemed to have occurred if (a) any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof) shall own, directly or indirectly, beneficially or of record, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower, (b) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time be occupied by persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated or (c) any change in control (or similar event, however denominated) with respect to the Borrower or any Subsidiary shall occur under and as defined in any indenture or agreement in respect of Material Indebtedness to which the Borrower or any Subsidiary is a party.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, PF L/C Loans, Other PF L/C Loans, Term Loans, Other Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, PF L/C Commitment, Incremental PF L/C Commitment, Term Loan Commitment, Incremental Term Loan Commitment or Swingline Commitment.

“Clipper” refers collectively to the three partnerships and six limited liability companies, each of which owns one Facility in New Hampshire that is operated by the Borrower and the Subsidiaries and which leases such Facilities to the Borrower and the Subsidiaries.

“Clipper Option Agreement” shall mean the Option and Indemnity Agreement dated as of April 30, 2004, among William E. Gilmore, Jr., Clipper Holdings, Inc., Langdon Place Affiliates, Inc., Langdon Place of Keene, Inc., William E. Gilmore Family, LLC and SunBridge G.P. Corporation, as amended by the Memorandum of Understanding dated December 2006, as amended on March 31, 2007, pursuant to which SunBridge G.P. Corporation has the right to acquire all of the Equity Interests of Clipper and pursuant to which such Equity Interests may be put to the Borrower.

“Closing Date” shall mean April 19, 2007.

“Closing Date Material Adverse Effect” shall mean any event, change, circumstance, effect or state of facts that is materially adverse to (a) the business, financial condition or results of operations of Harborside and its Subsidiaries, taken as a whole or (b) the ability of Harborside to perform its obligations under the Merger Agreement or to consummate the transactions contemplated thereby, except in the case of clause (a) for any event, change, circumstance, effect or state of facts arising out of or attributable to any of the following, either alone or in combination: (i) general national, international or regional economic, political or financial conditions, including any such event, change, circumstance, effect or state of facts resulting from acts of war (whether or not declared) or terrorism or other force majeure events, but only if they do not materially disproportionately affect Harborside and its Subsidiaries taken as a whole relative to the industry in which Harborside and its Subsidiaries operate generally, (ii) generally affecting the industry in which Harborside and its Subsidiaries operate generally (including legislative, legal and regulatory changes), but only if they do not materially disproportionately affect Harborside and its Subsidiaries taken as a whole relative to the industry in which Harborside and its Subsidiaries operate generally, (iii) actions taken pursuant to or in accordance with the Merger Agreement or at the request of the Borrower, (iv) changes in Laws or GAAP and (v) the execution or delivery of the Merger Agreement or the announcement or pending status of the transactions contemplated by the Merger Agreement. As used in this definition, the terms “Subsidiaries”, “Laws” and “GAAP” have the meanings assigned thereto in the Merger Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Credit Commitment, PF L/C Commitment, Term Loan Commitment and Swingline Commitment.

“Commitment Fees” shall mean the Revolving Credit Commitment Fees and the Term Commitment Fees.

“Concentration Accounts” shall mean the Sun Concentration Account and the H.A.S. Concentration Account.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated March 2007.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any non-cash charges (other than the write-down of current assets and other than charges referred to in clause (a)(v) below) for such period, (v) charges resulting from increases in professional liability, general liability and workers’ compensation reserves, solely relating to prior periods, (vi) fees and expenses for such period paid in connection with the Transactions, (vii) restructuring charges for such period incurred in connection with the Merger in an aggregate amount not to exceed $7,500,000 for any period of four consecutive fiscal quarters, and (viii) cash payments received during such period on account of non-cash gains deducted from Consolidated Net Income pursuant to clause (b)(ii) below in a prior period, and minus (b) without duplication (i) all cash payments made during such period on account of non-cash charges added to Consolidated Net Income pursuant to clause (a)(iv) above in a previous period, (ii) to the extent included in determining such Consolidated Net Income, any extraordinary gains and all non-cash gains for such period (other than gains referred to in clause (b)(iii) below), and (iii) gains resulting from decreases in professional liability, general liability and workers’ compensation reserves, solely relating to prior periods, all determined on a consolidated basis in accordance with GAAP. For purposes of determining the Interest Coverage Ratio, the Total Leverage Ratio and the Senior Leverage Ratio as of or for the periods ended on September 30, 2007, December 31, 2007 and March 31, 2008, Consolidated EBITDA will be deemed to be equal to (i) for the fiscal quarter ended December 31, 2006, $37,900,000, (ii) for the fiscal quarter ended March 31, 2007, $30,800,000, and (iii) for the fiscal quarter ended June 30, 2007, $36,800,000. In addition, in the case of any period that ends after the Closing Date on or prior to June 30, 2008, the Consolidated EBITDA of the Borrower shall be increased (an “Initial Pro Forma Adjustment”) by an amount determined by the Borrower in good faith to represent the pro forma cost savings and synergies to be realized as a result of specific actions taken or to be taken in connection with the Merger (in each case, without duplication of the actual cost savings and synergies realized during such period as a result of such actions), provided that (a) such cost savings and synergies are identifiable and factually supportable, (b) such actions are taken within 12 months of the Closing Date, (c) no cost savings shall be added pursuant to this sentence to the extent duplicative of any expenses, charges or costs relating to such cost savings that are included in clause (a)(vii) above with respect to such period and (d) the aggregate amount of cost savings and synergies added pursuant to this definition shall not exceed $10,300,000 for any period of four consecutive fiscal quarters.

“Consolidated Interest Expense” shall mean, for any period, the sum of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations) of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of the Borrower or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower or any Subsidiary with respect to interest rate Hedging Agreements. For purposes of determining the Interest Coverage Ratio for the period of four consecutive quarters ended September 30, 2007 and December 31, 2007, Consolidated Interest Expense shall be deemed to be equal to (a) the Consolidated Interest Expense for the two consecutive fiscal quarters ended September 30, 2007, multiplied by 2 and (b) the Consolidated Interest Expense for the three consecutive fiscal quarters ended December 31, 2007, multiplied by 4/3, respectively.

“Consolidated Net Income” shall mean, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Subsidiary (other than up to $1,000,000 of the aggregate income of the Special Purpose Vehicles) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary, (b) the income or loss of any person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such person’s assets are acquired by the Borrower or any Subsidiary, and (c) any gains attributable to sales of assets out of the ordinary course of business; provided further that the net income of any person in which any other person (other than the Borrower or a wholly owned Subsidiary or any director or foreign national holding qualifying shares in accordance with applicable law) has a joint interest shall be included in Consolidated Net Income only to the extent of the percentage interest of such person owned by the Borrower and the Subsidiaries.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Corporate Integrity Agreement” shall mean that certain Corporate Integrity Agreement, dated as of July 12, 2001, between the Office of the Inspector General of the Department of Health and Human Services and the Borrower.

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Credit Facilities” shall mean the revolving credit, swingline, letter of credit and term loan facilities provided for by this Agreement.

“Credit-Linked Deposit” shall mean, in respect of each PF Lender, the cash deposit made by such Lender pursuant to Section 2.23(l)(i), as such amount may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to an Incremental PF L/C Assumption Agreement entered into by such Lender or (c) reduced or increased from time to time pursuant to Section 2.02(g) or pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each PF Lender’s Credit-Linked Deposit shall be equal to the amount of its PF L/C Commitment on the Closing Date.

“Credit-Linked Deposit Account” shall mean one or more operating and/or investment accounts of, and established by, the Administrative Agent under its exclusive dominion and control that shall be used for the purposes set forth in Sections 2.02(g) and 2.23.

“Current Assets” shall mean, at any time, the consolidated current assets (other than cash and Permitted Investments) of the Borrower and the Subsidiaries.

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and the Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness and (b) outstanding Revolving Loans and Swingline Loans.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Revolving Credit Lender that has (a) defaulted in its obligation to make a Revolving Loan or to fund its participation in a Letter of Credit or Swingline Loan required to be made or funded by it hereunder, (b) notified the Administrative Agent or a Loan Party in writing that it does not intend to satisfy any such obligation or (c) become insolvent or the assets or management of which has been taken over by any Governmental Authority.

“Delayed Draw Commitment Termination Date” shall mean January 15, 2008.

“Delayed Draw Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Delayed Draw Term Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Delayed Draw Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Delayed Draw Term Loans” shall mean the terms loans made by the Lenders to the Borrower pursuant to Section 2.01(b).

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Term Loan Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Term Loan Maturity Date.

“dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Assignee” shall mean any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) that extends credit or invests in bank loans as one of its businesses; provided that neither the Borrower nor any of its Affiliates shall be an Eligible Assignee.

“Environmental Laws” shall mean all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety, but specifically excluding any local, state or Federal employee health and safety laws, or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“Equity Issuance” shall mean any issuance or sale by the Borrower or any of the Subsidiaries of any Equity Interests of the Borrower or any such Subsidiary, as applicable, except in each case for (a) any issuance or sale to the Borrower or any Subsidiary, (b) any issuance of directors’ qualifying shares and (c) sales or issuances of common stock of the Borrower to management, directors or employees of the Borrower or any Subsidiary under any employee stock option or stock purchase plan or employee benefit plan in existence from time to time or to the holders of warrants outstanding as of the date of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA) and, on and after the effectiveness of Title I of the Pension Act, any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (c) the filing pursuant to Section 412(d) of the Code (or, on and after the effectiveness of Title I of the Pension Act, Section 412(c) of the Code) or Section 303(d) of ERISA (or, on and after the effectiveness of Title I of the Pension Act, Section 302(c) of ERISA) of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (e) on and after the effectiveness of Title I of the Pension Act, a determination that any Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, (h) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA (or, after the effectiveness of Title II of the Pension Act, that it is in endangered or critical status within the meaning of Section 305 of ERISA), (i) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable or (j) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower or any Subsidiary other than liability for contributions, administrative expenses and PBGC premiums in the ordinary course.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Excess Cash Flow” shall mean, for any fiscal year of the Borrower, the excess of (a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year and (ii) reductions to noncash working capital of the Borrower and the Subsidiaries for such fiscal year (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year) over (b) the sum, without duplication, of (i) the amount of any Taxes payable in cash by the Borrower and the Subsidiaries with respect to such fiscal year, (ii) Consolidated Interest Expense for such fiscal year paid in cash, (iii) Capital Expenditures made in cash in accordance with Section 6.10 during such fiscal year, except to the extent financed with the proceeds of Indebtedness, equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA, (iv) permanent repayments of Indebtedness (other than mandatory prepayments of Loans under Section 2.13) made in cash by the Borrower and the Subsidiaries during such fiscal year, but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness, (v) additions to noncash working capital for such fiscal year (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year) and (vi) the amount of any Initial Pro Forma Adjustment added in the determination of Consolidated EBITDA for such fiscal year.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, in each case inclusive of any interest, additions to Tax, penalties or other liabilities related thereto, (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) except in the case of an assignee pursuant to a request by the Borrower under Section 2.21(a), any withholding or backup withholding Tax that is imposed on amounts payable to such recipient at the time such recipient becomes a party to this Agreement (or designates a new lending office) or is attributable to such recipient’s failure (or unreasonable delay) to comply with Section 2.20(e), except to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such Tax pursuant to Section 2.20(a), and (d) any Tax resulting solely from such recipient’s gross negligence or willful misconduct.

“Existing Indebtedness” shall mean all Indebtedness outstanding prior to the Closing Date of the Borrower and its subsidiaries and Harborside and its subsidiaries, other than (i) the Existing Mortgage Indebtedness and (ii) such other Indebtedness set forth on Schedule 6.01.

“Existing Mortgage Indebtedness” shall mean (i) Harborside Facility Level Indebtedness in an aggregate outstanding principal amount on the Closing Date not in excess of $22,100,000 and (ii) certain existing Indebtedness of the Borrower and the Subsidiaries (including $50,000,000 in Indebtedness of Clipper), other than Harborside and the direct and indirect subsidiaries thereof, in an aggregate outstanding principal amount on the Closing Date not in excess of $136,200,000.

“Extraordinary Receipt” shall mean the receipt by a Loan Party or any of their respective subsidiaries of any purchase price adjustments, indemnity payments, tax refunds, judgments, litigation settlements and any pension plan reversions, in each case net of legal fees and other costs related thereto, and in the case of judgments and litigation settlements, net of amounts actually paid by any Loan Party during the previous 365 days from the date of the receipt of any such judgments and litigation settlements, to settle litigation in which such Loan Party was a defendant, and in any event (a) in excess of $2,000,000 and (b) to the extent not included in Consolidated EBITDA.

“Facility” shall mean any hospital, outpatient clinic, long-term care facility, nursing home or rehabilitation center and related medical office building or other facility owned or used by the Borrower or any Subsidiary in connection with their respective business. Set forth on Schedule 1.01(c) is a list of all Facilities in existence on the Closing Date owned or used by the Borrower and the Subsidiaries.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Amended and Restated Fee Letter dated November 2, 2006, between the Borrower, the Administrative Agent, Credit Suisse Securities (USA) LLC, CIBC World Markets Corp., CIBC Inc., UBS Securities LLC, UBS Loan Finance LLC and Jefferies Finance LLC.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the L/C Participation Fees, the PF L/C Commitment Fees and the Issuing Bank Fees.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, substantially in the form of Exhibit D, among the Borrower, the Subsidiaries party thereto and the Collateral Agent for the benefit of the Secured Parties.

“Harborside” shall have the meaning assigned to such term in the preliminary statement.

“Harborside Facility Level Indebtedness” shall mean certain HUD-guaranteed Indebtedness and other Indebtedness secured by mortgages on Facilities of Harborside or its subsidiaries entered into prior to the Closing Date and set forth on Schedule 1.01(d) hereto.

“H.A.S. Concentration Account” shall mean that certain deposit account established by the Borrower with LaSalle Bank National Association, identified as account number 5800949637, and any additional or replacement deposit account satisfactory to the Collateral Agent and otherwise satisfying the requirements set forth in Section 5.16.

“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Healthcare Licenses” shall have the meaning assigned to such term in Section 3.24(a).

“Healthcare Requirements” shall mean all Federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions or agreements, in each case, pertaining to or concerned with the establishment, construction, ownership, operation, use or occupancy of a Facility or any part thereof as a skilled-nursing facility, assisted-living facility or other healthcare facility and all material permits, licenses and authorizations and regulations relating thereto, including all material rules, orders, regulations and decrees of and agreements with healthcare Governmental Authorities as pertaining to such Facility.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996 and the Federal standard for privacy of individually identifiable health information promulgated thereunder, and any and all rules or regulations promulgated from time to time thereunder, including the regulations set forth at 45 CFR parts 160 and 164 as such provisions are currently drafted and, if applicable, updated, amended or revised.

“HIPAA Compliant” shall mean that the Borrower and each Subsidiary is or will be in compliance with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA on and as of each date that any part thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be, except where failure to be in compliance could not reasonably be expected to result in a Material Adverse Effect.

“Inactive Subsidiary” shall mean any Subsidiary that, on any date of determination, (a) does not conduct any business operations, (b) has assets with a book value not in excess of $10,000 and (c) does not have any Indebtedness outstanding.

“Incremental Assumption Agreement” shall mean an Incremental Term Loan Assumption Agreement or an Incremental PF L/C Assumption Agreement.

“Incremental Commitment” shall mean an Incremental Term Loan Commitment or an Incremental PF L/C Commitment.

“Incremental Lender” shall mean a Lender with an Incremental Commitment.

“Incremental PF L/C Amount” shall mean, at any time, the excess, if any, of (a) $30,000,000 over (b) the aggregate amount of all Incremental PF L/C Commitments established prior to such time pursuant to Section 2.24.

“Incremental PF L/C Assumption Agreement” shall mean an Incremental PF L/C Assumption Agreement among, and in form and substance reasonably satisfactory to, the Borrower, the Administrative Agent and one or more Incremental PF Lenders.

“Incremental PF L/C Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.24, to fund Credit-Linked Deposits or Other Credit-Linked Deposits as set forth in the Incremental PF L/C Assumption Agreement pursuant to which such Lender acquired its Incremental PF L/C Commitment.

“Incremental PF Lender” shall mean a Lender with an Incremental PF L/C Commitment, a participation in an outstanding Other PF Letter of Credit or L/C Disbursement in respect thereof or an Other PF L/C Loan.

“Incremental PF Maturity Date” shall mean the final maturity date of any Other PF L/C Loans, as set forth in the applicable Incremental PF L/C Assumption Agreement.

“Incremental Term Borrowing” shall mean a Borrowing comprised of Incremental Term Loans.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Amount” shall mean, at any time, the excess, if any, of (a) $100,000,000 over (b) the aggregate amount of all Incremental Term Loan Commitments established prior to such time pursuant to Section 2.24.

“Incremental Term Loan Assumption Agreement” shall mean an Incremental Term Loan Assumption Agreement among, and in form and substance reasonably satisfactory to, the Borrower, the Administrative Agent and one or more Incremental Term Lenders.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.24, to make Incremental Term Loans to the Borrower.

“Incremental Term Loan Maturity Date” shall mean the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loan Repayment Dates” shall mean the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loans” shall mean Term Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(c). Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 2.24 and provided for in the relevant Incremental Term Loan Assumption Agreement, Other Term Loans.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations and Synthetic Lease Obligations of such person, (i) all obligations of such person as an account party in respect of letters of credit and (j) all obligations of such person in respect of bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Initial Pro Forma Adjustment” shall have the meaning assigned to such term in the definition of “Consolidated EBITDA”.

“Interest Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (including any Swingline Loan), the last Business Day of each March, June, September and December, (b) with respect to any Credit-Linked Deposit, the last day of the Interest Period therefor or the date of any prepayment thereof and (c) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter or, with the consent of the Administrative Agent and to the extent available to each applicable Lender, 9 or 12 months thereafter, as the Borrower may elect, and (b) with respect to the Credit-Linked Deposits, the period commencing on the Closing Date or on the last day of the preceding Interest Period and ending on the last Business Day of each March, June, September and December thereafter, commencing with the last Business Day of June 2007; provided, however, that (a) prior to the Delayed Draw Commitment Termination Date (or earlier termination of all the Delayed Draw Term Loan Commitments), the Borrower may not elect an Interest Period for any Term Borrowing longer than 3 months and (b) if any Interest Period for any Eurodollar Borrowing would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing. With respect to the Borrowings of Eurodollar Delayed Draw Term Loans, the initial Interest Periods shall be the periods commencing on (and including) the date of borrowing of such Delayed Draw Term Loans and ending on (and including) the last day of the Interest Periods applicable to the Term Loans outstanding immediately prior to the date of borrowing, with the aggregate principal amount of Delayed Draw Term Loans to which each such Interest Period applies being in the same proportions as the respective aggregate principal amounts of the outstanding Term Loans to which the corresponding Interest Periods apply. Notwithstanding the foregoing, unless the Administrative Agent shall otherwise agree, the Interest Period of any Eurodollar Borrowing made within 30 days of the Closing Date shall be of one month’s duration.

“Issuing Bank” shall mean, as the context may require, (a) Credit Suisse, acting through any of its Affiliates or branches, in its capacity as the issuer of Letters of Credit hereunder and (b) any other Lender that may become an Issuing Bank pursuant to Section 2.23(i) or 2.23(k), with respect to Letters of Credit issued by such Lender. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(c).

“L/C Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.23.

“L/C Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Lenders” shall mean (a) the persons listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any person that has become a party hereto pursuant to an Assignment and Acceptance or an Incremental Assumption Agreement. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” shall mean any RF Letter of Credit and any PF Letter of Credit.

“LIBO Rate” shall mean, with respect to the Credit-Linked Deposits or any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents, each Incremental Assumption Agreement and the promissory notes, if any, executed and delivered pursuant to Section 2.04(e).

“Loan Parties” shall mean the Borrower and the Subsidiary Guarantors.

“Loans” shall mean the Revolving Loans, the PF L/C Loans, the Term Loans and the Swingline Loans.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, operations, condition (financial or otherwise) or operating results of the Borrower and the Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Borrower or any other Loan Party to perform any of its obligations under any Loan Document to which it is or will be a party or (c) a material impairment of the rights and remedies of or benefits available to the Lenders under any Loan Document.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower or any Subsidiary in an aggregate principal amount exceeding, for purposes of (a) Article VII, $5,000,000, and (b) all other Articles, $20,000,000. For purposes of determining Material Indebtedness for all Articles, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Medicaid” shall mean Title XIX of the Social Security Act, which was enacted in 1965 to provide a cooperative Federal-state program for low income and medically indigent persons, which is partially funded by the Federal government and administered by the states.

“Medicare” shall mean Title XVIII of the Social Security Act, which was enacted in 1965 to provide a Federally funded and administered health program for the aged and certain disabled persons.

“Medicare/Medicaid Deposit Account” shall have the meaning assigned to such term in Section 5.16.

“Merger” shall have the meaning assigned to such term in the preliminary statement.

“Merger Agreement” shall mean the Agreement and Plan of Merger dated October 19, 2006, among the Borrower, Merger Sub and Harborside.

“Merger Consideration” shall have the meaning assigned to such term in the preliminary statement.

“Merger Sub” shall have the meaning assigned to such term in the preliminary statement.

“Minority Holder Acknowledgement, Consent and Waiver” shall mean an agreement substantially in the form of Exhibit G, with such modifications to such form as may be reasonably approved by the Administrative Agent.

“Moffie Properties” refers to the properties leased by Harborside Connecticut Limited Partnership, a Massachusetts limited partnership, and located in Simsbury, Connecticut, Madison, Connecticut and Woodbridge, Connecticut, and identified on Schedule 3.20(b), for which properties Harborside Connecticut Limited Partnership has exercised an option to acquire such properties pursuant to the terms of such leases.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Properties” shall mean, initially, the owned real properties of the Loan Parties specified on Schedule 1.01(b), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.12.

“Mortgages” shall mean the mortgages, deeds of trust, assignments of leases and rents and other security documents delivered pursuant to clause (i) of Section 4.02(h) or pursuant to Section 5.12, each substantially in the form of Exhibit E.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale) and reasonable costs and expenses incurred in connection with the settlement or adjustment of any claims with respect to casualty, condemnation, eminent domain or similar events, (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); provided, however, that, if (x) the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof setting forth the Borrower’s intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Borrower and the Subsidiaries within 360 days of receipt of such proceeds and (y) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such 360-day period, at which time such proceeds shall be deemed to be Net Cash Proceeds; provided further that if during such 360-day period the Borrower or a Subsidiary enters into a written agreement committing it to so apply all or a portion of such proceeds after such 360th day, such 360-day period will be extended with respect to the amount of proceeds so committed to be used, but such extension will in no event be for a period longer than 180 days, at which time such proceeds shall be deemed to be Net Cash Proceeds; and (b) with respect to any issuance or incurrence of Indebtedness or any Equity Issuance, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.

“NHP Properties” refers to the properties leased by Nationwide Health Properties, Inc. to Harborside Massachusetts Limited Partnership pursuant to that certain Restated Master Lease dated as of August 1, 2002, as extended on May 30, 2006, and pursuant to which Harborside Massachusetts Limited Partnership has exercised an option to acquire such properties.

“Obligations” shall mean all obligations defined as “Obligations” in the Guarantee and Collateral Agreement and the other Security Documents.

“Other Credit-Linked Deposits” shall have the meaning assigned to such term in Section 2.24(b).

“Other PF L/C Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Other PF Letters of Credit at such time and (b) the aggregate principal amount of all L/C Disbursements in respect of Other PF Letters of Credit that have not yet been reimbursed at such time. The Other PF L/C Exposure of any Incremental PF Lender at any time shall be its Other PF Pro Rata Percentage of the aggregate Other PF L/C Exposure at such time.

“Other PF L/C Loans” shall mean the loans deemed made by the Lenders to the Borrower pursuant to Section 2.02(g) in respect of their participations in L/C Disbursements under an Other PF Letter of Credit.

“Other PF Letter of Credit” shall mean a Letter of Credit designated (or deemed designated) as such and issued pursuant to Section 2.23.

“Other PF Pro Rata Percentage” of any Incremental PF Lender at any time shall mean the percentage of the aggregate Incremental PF L/C Commitments in respect of Other Credit-Linked Deposits represented by such Incremental PF Lender’s Incremental PF L/C Commitment in respect of Other Credit-Linked Deposits. In the event the Incremental PF L/C Commitments shall have expired or been terminated, the Other PF Pro Rata Percentages shall be determined on the basis of the Incremental PF L/C Commitments most recently in effect.

“Other Term Loans” shall have the meaning assigned to such term in Section 2.24(a).

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Act” means the Pension Protection Act of 2006, as amended.

“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit B to the Guarantee and Collateral Agreement.

“Permanent Injunction” shall mean that certain Superseding Permanent Injunction and Final Judgment entered on September 14, 2005, in Case No. GIC853861 in the Superior Court of the State of California for the County of San Diego, Central Division, filed by the State of California against the Borrower and certain other entities named therein.

“Permitted Acquisition” shall have the meaning assigned to such term in Section 6.04(g).

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above;

(f) investments in so-called “auction rate” securities rated AAA or higher by S&P or Aaa or higher by Moody’s and which have a reset date not more than 90 days from the date of acquisition thereof; and

(g) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“PF L/C Commitment” shall mean, with respect to each Lender, the amount set forth opposite such Lender’s name on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its PF L/C Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to an Incremental PF L/C Assumption Agreement entered into by such Lender and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The aggregate amount of the PF L/C Commitments on the Closing Date is $70,000,000.

“PF L/C Commitment Fee” shall have the meaning assigned to such term in Section 2.05(c).

“PF L/C Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding PF Letters of Credit at such time and (b) the aggregate principal amount of all L/C Disbursements in respect of PF Letters of Credit that have not yet been reimbursed at such time. The PF L/C Exposure of any PF Lender at any time shall be its PF Pro Rata Percentage of the aggregate PF L/C Exposure at such time.

“PF L/C Loans” shall mean the loans deemed made by the Lenders to the Borrower pursuant to Section 2.02(g) in respect of their participations in L/C Disbursements under a PF Letter of Credit.

“PF Lender” shall mean a Lender with a PF L/C Commitment, a participation in an outstanding PF Letter of Credit or L/C Disbursement in respect thereof or a PF L/C Loan.

“PF Letter of Credit” shall mean a Letter of Credit designated (or deemed designated) as such and issued pursuant to Section 2.23.

“PF Maturity Date” shall mean April 19, 2014.

“PF Pro Rata Percentage” of any PF Lender at any time shall mean the percentage of the aggregate PF L/C Commitments represented by such PF Lender’s PF L/C Commitment. In the event the PF L/C Commitments shall have expired or been terminated, the PF Pro Rata Percentages shall be determined on the basis of the PF L/C Commitments most recently in effect.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the

Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA  Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” shall mean the rate of interest per annum determined from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City and notified to the Borrower.

“Purchase Money Indebtedness” shall have the meaning assigned to such term in Section 6.01(d).

“Qualified Capital Stock” of any person shall mean any Equity Interest of such person that is not Disqualified Stock.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Repayment Date” shall have the meaning given such term in Section 2.11.

“Required Lenders” shall mean, at any time, Lenders having Loans (excluding Swingline Loans), RF L/C Exposure, PF L/C Exposure, Other PF L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments, PF L/C Commitments, Incremental PF L/C Commitments and Term Loan Commitments representing more than 50% of the sum of all Loans outstanding (excluding Swingline Loans), RF L/C Exposure, PF L/C Exposure, Other PF L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments, PF L/C Commitments, Incremental PF L/C Commitments and Term Loan Commitments at such time; provided that the Revolving Loans, RF L/C

Exposure, Swingline Exposure and unused Revolving Credit Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

     “Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Cash” shall mean the $50,000,000 of cash of the Borrower held by the insurance companies or Governmental Authorities listed on Schedule 1.01(e) for the purpose of securing the Borrower’s or the Subsidiaries’ obligations with respect to workers’ compensation claims.

“Restricted Indebtedness” shall mean Indebtedness of the Borrower or any Subsidiary, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.09(b).

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property (other than Qualified Capital Stock)) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property (other than Qualified Capital Stock)), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary.

“Revolving Credit Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Credit Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder (and to acquire participations in Swingline Loans and RF Letters of Credit as provided for herein) as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Revolving Credit Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Revolving Credit Commitment Fee Rate” shall have the meaning assigned to such term in the definition of the term “Applicable Percentage”.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s RF L/C Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Credit Lender” shall mean a Lender with a Revolving Credit Commitment or an outstanding Revolving Loan.

“Revolving Credit Maturity Date” shall mean April 19, 2013.

“Revolving Facility Pro Rata Percentage” of any Revolving Credit Lender at any time shall mean the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment. In the event the Revolving Credit Commitments shall have expired or been terminated, the Revolving Facility Pro Rata Percentages shall be determined on the basis of the Revolving Credit Commitments most recently in effect.

“Revolving Loans” shall mean the revolving loans made by the Lenders to the Borrower pursuant to clause (a)(iii) of Section 2.01 and clause (f) of Section 2.02.

“RF L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding RF Letters of Credit at such time and (b) the aggregate principal amount of all L/C Disbursements in respect of RF Letters of Credit that have not yet been reimbursed at such time. The RF L/C Exposure of any Revolving Credit Lender at any time shall equal its Revolving Facility Pro Rata Percentage of the aggregate RF L/C Exposure at such time.

“RF Letter of Credit” shall mean a Letter of Credit designated (or deemed designated) as such and issued pursuant to Section 2.23.

“SEC” shall mean the U.S. Securities and Exchange Commission or any Governmental Authority succeeding to any or all of its functions.

“Secured Parties” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Security Documents” shall mean the Mortgages, the Guarantee and Collateral Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.12.

“Senior Leverage Ratio” shall mean, on any date, the ratio of Total Senior Debt on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date. In any period of four consecutive fiscal quarters in which a Permitted Acquisition or Significant Asset Sale occurs, the Senior Leverage Ratio shall be determined on a pro forma basis in accordance with Section 1.03.

“Significant Asset Sale” shall mean an Asset Sale of all or substantially all of the assets of, or a majority of the Equity Interests in, a person, or a division or line of business or other business unit of a person, which Asset Sale generates gross proceeds in excess of $5,000,000.

“SPC” shall have the meaning assigned to such term in Section 9.04(i).

“Special Purpose Vehicle” shall mean a direct or indirect Subsidiary that is formed for the sole purpose of becoming an obligor under HUD-guaranteed or mortgage financings and that engages in no activities other than in connection with such financing and any business or other activities incidental thereto; provided that the Borrower shall identify such Subsidiary as a Special Purpose Vehicle on the Closing Date or, if later, in writing to the Administrative Agent and the Collateral Agent either prior to such Subsidiary engaging in any such financing or at the time of the acquisition of such Subsidiary.

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Note Documents” shall mean the indenture under which the Subordinated Notes are issued and all other instruments, agreements and other documents evidencing or governing the Subordinated Notes or providing for any Guarantee or other right in respect thereof.

“Subordinated Notes” shall mean the Borrower’s 9 ⅛% Senior Subordinated Notes due 2015, in an initial aggregate principal amount of $200,000,000.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean any subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(a), and each other Subsidiary that is or becomes a party to the Guarantee and Collateral Agreement.

“Sun Concentration Account” shall mean that certain deposit account established by the Borrower with LaSalle Bank National Association, identified as account number 5801008813, and any additional or replacement deposit account satisfactory to the Collateral Agent and otherwise satisfying the requirements set forth in Section 5.16.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.22, as the same may be reduced from time to time pursuant to Section 2.09.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Credit Lender at any time shall equal its Revolving Facility Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean Credit Suisse, acting through any of its Affiliates or branches, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.22.

“Synthetic Lease” shall mean, as to any person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. Federal income tax purposes, other than any such lease under which such person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which the Borrower or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than the Borrower or any Subsidiary of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of the Borrower or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Commitment Fees” shall have the meaning assigned to such term in Section 2.05(a).

“Term Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. Unless the context shall otherwise require, the term “Term Loan Commitments” shall include the Delayed Draw Term Loan Commitments and the Incremental Term Loan Commitments.

“Term Loan Maturity Date” shall mean April 19, 2014.

“Term Loan Repayment Dates” shall mean the Repayment Dates and the Incremental Term Loan Repayment Dates.

“Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01(a). Unless the context shall otherwise require, the term “Term Loans” shall include all Delayed Draw Term Loans and all Incremental Term Loans.

“Total Debt” shall mean, at any time, (a) the total Indebtedness of the Borrower and the Subsidiaries (which, for purposes of this definition, shall include Clipper for so long as a third party shall have the right to require the Borrower or any of the Subsidiaries to acquire at least a majority interest in Clipper) at such time (excluding Indebtedness of the type described in clause (i) of the definition of such term, except to the extent of any unreimbursed drawings thereunder) minus (b) the aggregate amount of cash and cash equivalents (in each case, free and clear of all Liens and excluding Restricted Cash) in excess of $10,000,000 included on the consolidated balance sheet of the Borrower and the Subsidiaries at such time.

“Total Leverage Ratio” shall mean, on any date, the ratio of Total Debt on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date. In any period of four consecutive fiscal quarters in which a Permitted Acquisition or Significant Asset Sale occurs, the Total Leverage Ratio shall be determined on a pro forma basis in accordance with Section 1.03.

“Total Senior Debt” shall mean, at any time, the Total Debt of the Borrower and the Subsidiaries at such time less the aggregate amount outstanding of Subordinated Notes or any other Indebtedness subordinated to the Obligations on terms no less favorable to the Lenders than the subordination terms set forth in the Subordinated Notes Documents.

“Total Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time. The initial Total Revolving Credit Commitment is $50,000,000.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Borrower and Merger Sub of the Merger Agreement and the consummation of the transactions contemplated thereby, (b) the execution, delivery and performance by the Borrower and the Subsidiaries party thereto of the Subordinated Note Documents and the issuance of the Subordinated Notes, (c) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder, (d) the repayment of all amounts due or outstanding under or in respect of, and the termination of, the Existing Indebtedness and (e) the payment of related fees and expenses.

“TRICARE” shall mean, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, which program was formerly known as the “Civilian Health and Medical Program of the Uniformed Services (CHAMPUS)”.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Veterans Administration” shall mean the Department of Veterans Affairs.

“wholly owned subsidiary” of any person shall mean a subsidiary of such person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such person or one or more wholly owned subsidiaries of such person or by such person and one or more wholly owned subsidiaries of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in AAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

SECTION 1.03. Pro Forma Calculations. With respect to any period of four consecutive fiscal quarters during which any Permitted Acquisition or Significant Asset Sale occurs (and for purposes of determining whether an acquisition is a Permitted Acquisition under Section 6.04(g) or would result in a Default or an Event of Default), the Total Leverage Ratio and the Senior Leverage Ratio shall be calculated with respect to such period on a pro forma basis after giving effect to such Permitted Acquisition or Significant Asset Sale (including, without duplication, (a) all pro forma adjustments permitted or required by Article 11 of Regulation S-X under the Securities Act of 1933, as amended, and (b) pro forma adjustments for cost savings (net of continuing associated expenses) to the extent such cost savings are factually supportable, are expected to have a continuing impact and have been realized or are reasonably expected to be realized within 12 months following such Permitted Acquisition or Significant Asset Sale; provided that all such adjustments should be reasonably satisfactory to the Administrative Agent and shall be set forth in a reasonably detailed certificate of a Financial Officer of the Borrower), using, for purposes of making such calculations, the historical financial statements of the Borrower and the Subsidiaries which shall be reformulated as if such Permitted Acquisition or Significant Asset Sale, and any other Permitted Acquisitions and Significant Asset Sales that have been consummated during the period, had been consummated on the first day of such period.

SECTION 1.04. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.05. Senior Debt. The Loans and other Obligations are hereby designated as “Senior Indebtedness” and “Designated Senior Debt” for all purposes of the Subordinated Note Documents.

ARTICLE II

The Credits

SECTION 2.01. Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, (i) to make a Term Loan to the Borrower on the Closing Date in a principal amount not to exceed its Term Loan Commitment, (ii) to fund its Credit-Linked Deposit on the Closing Date in an amount not to exceed its PF L/C Commitment and (iii) to make Revolving Loans to the Borrower, at any time and from time to time after the date hereof, and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment. Within the limits set forth in clause (ii) of the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans. Amounts paid or prepaid in respect of Term Loans may not be reborrowed. PF L/C Loans and Other PF L/C Loans may be prepaid without reducing the Commitments; provided, however, that neither PF L/C Loans nor Other PF L/C Loans may be reborrowed as such.

(b) Subject to the terms and conditions and relying upon the representations and warranties set forth herein, each Lender having a Delayed Draw Term Loan Commitment agrees, severally and not jointly, to make Delayed Draw Term Loans to the Borrower on not more than two occasions during the period commencing on the first Business Day after the Closing Date and ending on the Delayed Draw Commitment Termination Date, in an aggregate principal amount not to exceed its Delayed Draw Term Loan Commitment. Amounts paid or prepaid in respect of Delayed Draw Term Loans may not be reborrowed.

(c) Subject to the terms and conditions and relying upon the representations and warranties set forth herein and in the applicable Incremental Term Loan Assumption Agreement, each Lender having an Incremental Term Loan Commitment agrees, severally and not jointly, to make Incremental Term Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment. Amounts paid or prepaid in respect of Incremental Term Loans may not be reborrowed.

(d) Subject to the terms and conditions and relying upon the representations and warranties set forth herein and in the applicable Incremental PF L/C Assumption Agreement, each Lender having an Incremental PF L/C Commitment agrees, severally and not jointly, on the date of effectiveness of the Incremental PF L/C Assumption Agreement pursuant to which such Lender acquired its Incremental PF L/C Commitment, to fund its Credit-Linked Deposit or Other Credit-Linked Deposit, as the case may be, in an amount not to exceed its Incremental PF L/C Commitment.

SECTION 2.02. Loans. (a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f) or 2.02(g), the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $5,000,000 (except, with respect to any Incremental Term Borrowing, to the extent otherwise provided in the related Incremental Term Loan Assumption Agreement) or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.02(f), 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than five Eurodollar Borrowings of any Class outstanding hereunder at any time. For purposes of the foregoing, Eurodollar Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Loans made pursuant to Section 2.02(f) or 2.02(g), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the

Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Revolving Credit Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.

(f) If the Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.23(e) with respect to any RF Letter of Credit within the time specified in such Section, the Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Revolving Credit Lender of such L/C Disbursement and its Revolving Facility Pro Rata Percentage thereof. Each Revolving Credit Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Credit Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Revolving Facility Pro Rata Percentage of such L/C Disbursement (it being understood that such amount shall be deemed to constitute an ABR Revolving Loan of such Lender and shall be deemed to have reduced the RF L/C Exposure), and the Administrative Agent will promptly pay to the Issuing Bank amounts so received by it from such Revolving Credit Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.23(e) prior to the time that any Revolving Credit Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear. If any Revolving Credit Lender shall not have made its Revolving Facility Pro Rata Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.

(g) If the Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.23(e) with respect to any PF Letter of Credit or Other

PF Letter of Credit within the time specified in such Section, the Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each PF Lender or Incremental PF Lender, respectively, of such L/C Disbursement and its PF Pro Rata Percentage or Other PF Pro Rata Percentage, respectively, thereof. Each such Lender hereby authorizes the Administrative Agent to reimburse the Issuing Bank solely from such Lender’s PF Pro Rata Percentage or Other PF Pro Rata Percentage, as the case may be, of the Credit-Linked Deposits or Other Credit-Linked Deposits, respectively, on deposit with the Administrative Agent in the Credit-Linked Deposit Account (it being understood that such amount shall be deemed to constitute a PF L/C Loan or Other PF L/C Loan, as the case may be, (bearing interest as described in paragraph (h) below) of such Lender and such payment shall be deemed to have reduced the PF L/C Exposure or Other PF L/C Exposure, respectively), and the Administrative Agent will promptly pay to the Issuing Bank such amounts. Any amounts received by the Administrative Agent thereafter pursuant to Section 2.23(e) will be promptly remitted by the Administrative Agent to the Credit-Linked Deposit Account (it being understood that, thereafter, such amounts will be available to reimburse the Issuing Bank in accordance with the preceding sentence of this paragraph).

(h) On each date on which the Administrative Agent charges the Credit-Linked Deposit Account to reimburse an L/C Disbursement as provided in Section 2.02(g), the Borrower shall have the right either to reimburse such amount at any time or to allow such amount to remain outstanding as a PF L/C Loan or Other PF L/C Loan, as the case may be, with an initial Interest Period coincident with the then-applicable Interest Period for the Credit-Linked Deposits or Other Credit-Linked Deposits, respectively, and the Adjusted LIBO Rate therefor shall be the same as the then-applicable LIBO Rate (as adjusted pursuant to Section 2.23(l)(ii) for any Statutory Reserves) for the Credit-Linked Deposits or Other Credit-Linked Deposits, as the case may be. Thereafter, each such Loan shall be comprised either of Eurodollar Loans or ABR Loans, as the Borrower may elect in accordance with Section 2.10.

SECTION 2.03. Borrowing Procedure. In order to request a Borrowing (other than a Swingline Loan or a deemed Borrowing pursuant to Section 2.02(f) or Section 2.02(g), as to which this Section 2.03 shall not apply), the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 (noon), New York City time, three Business Days before a proposed Borrowing (or two Business Days before a proposed Borrowing to occur on the Closing Date), and (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before a proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information:  (i) whether the Borrowing then being requested is to be a Term Borrowing, an Incremental Term Borrowing or a Revolving Credit Borrowing, and whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed (which shall be an account that complies with the requirements of Section 2.02(c)); (iv) the amount of such

 Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04. Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the principal amount of each Term Loan of such Lender as provided in Section 2.11, (ii) the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Credit Maturity Date, (iii) the then unpaid principal amount of each PF L/C Loan of such Lender on the PF Maturity Date and (iv) the then unpaid principal amount of each Other PF L/C Loan of such Lender on the Incremental PF Maturity Date. The Borrower hereby promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Credit Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Subsidiary Guarantor and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05. Fees. (a)The Borrower agrees to pay to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December in each year and on each date on which any Revolving Credit Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Revolving Credit Commitment Fee”) equal to the Revolving Credit Commitment Fee Rate per annum on the daily unused amount of the Revolving Credit Commitment of such Lender during the preceding quarter (or other period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which the Revolving Credit Commitment of such Lender shall expire or be terminated). The Borrower agrees to pay to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December in each year and on the date on which the Delayed Draw Term Loan Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Term Commitment Fee”) equal to the Applicable Term Commitment Fee Rate per annum on the daily unused amount of the Delayed Draw Term Loan Commitment of such Lender during the preceding quarter (or other period commencing with the date hereof or ending with the Delayed Draw Commitment Termination Date or the date on which the Delayed Draw Term Loan Commitment of such Lender shall expire or be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For purposes of calculating the Revolving Credit Commitment Fees only, no portion of the Revolving Credit Commitments shall be deemed utilized as a result of outstanding Swingline Loans.

(b) The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter at the times and in the amounts specified therein (the “Administrative Agent Fees”).

(c) The Borrower agrees to pay (i) to each Revolving Credit Lender, through the Administrative Agent, on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Credit Commitment of such Lender shall be terminated as provided herein, a fee (an “L/C Participation Fee”) calculated on such Lender’s Revolving Facility Pro Rata Percentage of the daily aggregate RF L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements in respect of RF Letters of Credit) during the preceding quarter (or shorter period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which all RF Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate per annum equal to the Applicable Percentage from time to time used to determine the interest rate on Revolving Credit Borrowings comprised of Eurodollar Loans pursuant to Section 2.06, (ii) to each PF Lender, through the Administrative Agent, on each Interest Payment Date with respect to the Credit-Linked Deposits and on the date on which any Credit-Linked Deposit is terminated and the funds therein returned to such Lenders, a fee (a “PF L/C Commitment Fee”) calculated on such

Lender’s PF Pro Rata Percentage or Other PF Pro Rata Percentage, as the case may be, of the amounts on deposit in the Credit-Linked Deposit Account during the Interest Period ending on such Interest Payment Date at a rate per annum equal to (x) in the case of the Credit-Linked Deposits, the sum of the Applicable Percentage from time to time used to determine the interest rate on Term Borrowings comprised of Eurodollar Loans pursuant to Section 2.06 plus 10 basis points or (y) in the case of Other Credit-Linked Deposits, the rate per annum provided therefor in the applicable Incremental PF L/C Assumption Agreement, and (iii) to the Issuing Bank with respect to each Letter of Credit the standard fronting, issuance and drawing fees specified from time to time by the Issuing Bank (the “Issuing Bank Fees”). All L/C Participation Fees, PF L/C Commitment Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the avoidance of doubt, if amounts on deposit in the Credit-Linked Deposit Account are used to reimburse the Issuing Bank during any period as contemplated by Section 2.02(g), then the PF L/C Commitment Fee in respect of such Interest Period will be payable only with respect to the amounts actually on deposit in the Credit-Linked Deposit Account during such Interest Period. From and including the date of the deemed PF L/C Loan or Other PF L/C Loan, such Loan shall bear interest as provided in Section 2.06 or 2.07, as the case may be, and the Borrower shall be responsible to the Administrative Agent for any costs arising as a result thereof under Section 2.16.

(d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06. Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in effect from time to time.

(b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time. Notwithstanding anything herein to the contrary, the Adjusted LIBO Rate for each initial Interest Period for Borrowings of Eurodollar Delayed Draw Term Loans shall be equal to the Adjusted LIBO Rate in respect of the corresponding Interest Periods to which such Eurodollar Delayed Draw Term Loans are allocated as contemplated by the definition of the term “Interest Period”.

(c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable

Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07. Default Interest. If the Borrower shall default in the payment of any principal of or interest on any Loan or any other amount due hereunder, by acceleration or otherwise, or under any other Loan Document, then, until such defaulted amount shall have been paid in full, to the extent permitted by law, such defaulted amount shall bear interest (after as well as before judgment), payable on demand, (a) in the case of principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Term Loan plus 2.00% per annum.

SECTION 2.08. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

SECTION 2.09. Termination and Reduction of Commitments. (a)The Term Loan Commitments (other than (i) Delayed Draw Term Loan Commitments, which shall be reduced pro tanto by the making of Delayed Draw Term Loans and which shall terminate on the Delayed Draw Commitment Termination Date, and (ii) any Incremental Term Loan Commitments, which shall terminate as provided in the related Incremental Term Loan Assumption Agreement) shall automatically terminate upon the making of the Term Loans on the Closing Date. The Revolving Credit Commitments and the Swingline Commitment shall automatically terminate on the Revolving Credit Maturity Date. The L/C Commitment shall automatically terminate on the earlier to occur of (x) the termination of the Revolving Credit Commitments and (y) the date 30 days prior to the Revolving Credit Maturity Date. Notwithstanding the foregoing, all the Commitments shall automatically terminate at 5:00 p.m., New York City time, on April 30, 2007, if the initial Credit Event shall not have occurred by such time. The PF L/C Commitments shall automatically terminate on the PF Maturity Date. Any Incremental PF L/C Commitments shall automatically terminate on the Incremental PF Maturity Date.

(b) Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Term Loan Commitments, the Revolving Credit Commitments, the Swingline Commitment or the PF L/C Commitments; provided, however, that (i) each partial reduction of the Term Loan Commitments, the Revolving Credit Commitments, the PF L/C Commitments or the Incremental PF L/C Commitment shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000, (ii) each partial reduction of the Swingline Commitment shall be in an integral multiple of $250,000 and in a minimum amount of $1,000,000, (iii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure at the time, (iv) the aggregate amount of the PF L/C Commitments shall not be reduced to an amount that is less than the sum of the outstanding PF L/C Loans and the PF L/C Exposure at any time and (v) the aggregate amount of the Incremental PF L/C Commitments shall not be reduced to an amount that is less than the sum of the outstanding Other PF L/C Loans and the Other PF L/C Exposure at any time.

(c) Each reduction in the Term Loan Commitments, the Revolving Credit Commitments, the PF L/C Commitments or the Incremental PF L/C Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments. The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees or PF L/C Commitment Fees, as the case may be, on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction. In addition, in connection with any reduction or termination of the PF L/C Commitments or the Incremental PF L/C Commitments pursuant to this Section 2.09, the Administrative Agent shall return to the PF Lenders or the Incremental PF Lenders, respectively, from the Credit-Linked Deposit Account, in accordance with their respective PF Pro Rata Percentages or Other PF Pro Rata Percentages, respectively, an amount equal to the amount of such reduction or termination.

SECTION 2.10. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not laterthan 10:00 a.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 11:00 a.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(v) any portion of a Borrowing that is maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(vii) no Interest Period may be selected for any Eurodollar Term Borrowing that would end later than a Term Loan Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Term Borrowings comprised of Term Loans or Other Term Loans, as applicable, with Interest Periods ending on or prior to such Term Loan Repayment Date and (B) the ABR Term Borrowings comprised of Term Loans or Other Term Loans, as applicable, would not be at least equal to the principal amount of Term Borrowings to be paid on such Term Loan Repayment Date; and

(viii) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into an ABR Borrowing.

SECTION 2.11. Repayment of Term Borrowings.(a) (1)The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on the dates set forth below, or if any such date is not a Business Day, on the next preceding Business Day (each such date being called a “Repayment Date”), a principal amount of the Term Loans other than Other Term Loans (as adjusted from time to time pursuant to Sections 2.12, 2.13(h) and 2.24(e)) equal to the percentage set forth below for such date of the aggregate principal amount of the Term Loans (other than Other Term Loans) outstanding on the Delayed Draw Commitment Termination Date (after giving effect to any Term Loans (other than Other Term Loans) to be made on such date), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:

Repayment Date	Amount
March 31, 2008	0.25%
June 30, 2008	0.25%
September 30, 2008	0.25%
December 31, 2008	0.25%
March 31, 2009	0.25%
June 30, 2009	0.25%
September 30, 2009	0.25%
December 31, 2009	0.25%
March 31, 2010	0.25%
June 30, 2010	0.25%
September 30, 2010	0.25%
December 31, 2010	0.25%
March 31, 2011	0.25%
June 30, 2011	0.25%
September 30, 2011	0.25%
December 31, 2011	0.25%
March 31, 2012	0.25%
June 30, 2012	0.25%
September 30, 2012	0.25%
December 31, 2012	0.25%
March 31, 2013	0.25%
June 30, 2013	0.25%
September 30, 2013	0.25%
December 31, 2013	0.25%
Term Loan Maturity Date	94.00%

(ii) The Borrower shall pay to the Administrative Agent, for the account of the Incremental Term Lenders, on each Incremental Term Loan Repayment Date, a principal amount of the Other Term Loans (as adjusted from time to time pursuant to Sections 2.12 and 2.13(h)) equal to the amount set forth for such date in the applicable Incremental Term Loan Assumption Agreement, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) To the extent not previously paid, all Term Loans and Other Term Loans shall be due and payable on the Term Loan Maturity Date and the Incremental Term Loan Maturity Date, respectively, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(c) All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

SECTION 2.12. Optional Prepayment.(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 11:00 a.m., New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(b) Optional prepayments of Term Loans shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans under Section 2.11 as designated by the Borrower to the Administrative Agent; if there is no designation by the Borrower, such prepayments will be applied pro rata against such installments. Optional prepayments of PF L/C Loans or Other PF L/C Loans made other than in connection with a corresponding reduction of the PF L/C Commitments or Incremental PF L/C Commitments, respectively, shall be made to the Administrative Agent, which shall promptly remit the same to the Credit-Linked Deposit Account.

(c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.12 shall be subject to Section 2.16 but otherwise without premium or penalty. All prepayments under this Section 2.12 (other than prepayments of ABR Revolving Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.13. Mandatory Prepayments. (a) In the event of any termination of all the Revolving Credit Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Credit Borrowings and all outstanding Swingline Loans and replace all outstanding RF Letters of Credit and/or deposit an amount equal to the RF L/C Exposure in cash in a cash collateral account established with the Collateral Agent for the benefit of the Secured Parties. In the event of any partial reduction of the Revolving Credit Commitments, then (i) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrower and the Revolving Credit Lenders of the Aggregate Revolving Credit Exposure after giving effect thereto and (ii) if the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment after giving effect to such reduction or termination, then the Borrower shall, on the date of such reduction or termination, repay or prepay Revolving Credit Borrowings or Swingline Loans (or a combination thereof) and/or replace or cash collateralize outstanding RF Letters of Credit in an amount sufficient to eliminate such excess. In the event of any termination of all the PF L/C Commitments or Incremental PF L/C Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding PF L/C Loans or Other PF L/C Loans, respectively, and replace all outstanding PF Letters of Credit or Other PF Letters of Credit, respectively, and/or deposit an amount equal to the PF L/C Exposure or Other PF L/C Exposure, respectively, in cash in a cash collateral account established with the Collateral Agent for the benefit of the Issuing Bank. In the event of any partial reduction of the PF L/C Commitments or Incremental PF L/C Commitments, then (i) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrower and the PF Lenders or Incremental PF Lenders, respectively, of the aggregate amount of the outstanding PF L/C Loans or Other PF L/C Loans, respectively, and the PF L/C Exposure or Other PF L/C Exposure, respectively, after giving effect thereto and (ii) if such aggregate amount would exceed the aggregate amount of the PF L/C Commitments or Incremental PF L/C Commitments, as the case may be, after giving effect to such reduction or termination, then the Borrower shall repay or prepay PF L/C Loans or Other PF L/C Exposure, respectively, and/or replace or cash collateralize outstanding PF Letters of Credit or Other PF Letters of Credit, respectively, in an amount sufficient to eliminate such excess. Upon any replacement or cash collateralization of PF Letters of Credit or Other PF Letters of Credit as contemplated and to the extent required by the preceding sentence, the Administrative Agent shall return to the PF Lenders or Incremental PF Lenders, as the case may be, from the Credit-Linked Deposit Account in accordance with their respective PF Pro Rata Percentages or Other PF Pro Rata Percentages, respectively, an amount equal to the amount of such reduction or termination.

(b) Not later than the third Business Day following the receipt of Net Cash Proceeds in respect of any Asset Sale, the Borrower shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Term Loans in accordance with Section 2.13(h).

(c) In the event and on each occasion that an Equity Issuance occurs, the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the occurrence of such Equity Issuance, apply 100% of the Net Cash Proceeds therefrom to prepay outstanding Term Loans in accordance with Section 2.13(h); provided, however, that (i) if the Senior Leverage Ratio as at the time of receipt is less than 3.75 to 1.0 but greater than or equal to 2.50 to 1.0, such amount shall be reduced to 50% of the Net Cash Proceeds from the occurrence of such Equity Issuance, and (ii) if the Senior Leverage Ratio as at the time of receipt is less than 2.50 to 1.0, such amount shall be reduced to 25% of the Net Cash Proceeds from the occurrence of such Equity Issuance.

(d) No later than the earlier of (i) 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending on December 31, 2008, and (ii) the date on which the financial statements with respect to such period are delivered pursuant to Section 5.04(a), the Borrower shall prepay outstanding Term Loans in accordance with Section 2.13(h) in an aggregate principal amount equal to 75% of Excess Cash Flow for the fiscal year then ended; provided, however, that (i) if the Senior Leverage Ratio as at the end of such fiscal year was less than 2.75 to 1.0 but greater than or equal to 2.0 to 1.0, such amount shall be reduced to 50% of such Excess Cash Flow and (ii) if the Senior Leverage Ratio as at the end of such fiscal year was less than 2.0 to 1.0, such amount shall be reduced to 25% of such Excess Cash Flow.

(e) In the event that any Loan Party or any subsidiary of a Loan Party shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness for money borrowed of any Loan Party or any subsidiary of a Loan Party (other than any cash proceeds from the issuance of Indebtedness for money borrowed permitted pursuant to Section 6.01), the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party or such subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans in accordance with Section 2.13(h).

(f) In the event that any Loan Party or any subsidiary of a Loan Party shall receive any Extraordinary Receipt, the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Extraordinary Receipt, apply 100% of such Extraordinary Receipt to prepay outstanding Term Loans in accordance with Section 2.13(h); provided, however, that, if the Subsidiary receiving such Extraordinary Receipt is a Special Purpose Vehicle, the Borrower shall not be required to prepay Term Loans by the amount of such Extraordinary Receipt to the extent the terms of any Indebtedness of such Special Purpose Vehicle would prohibit the distribution by such Special Purpose Vehicle of the amount thereof to the Borrower.

(g) In the event that any PF Letter of Credit or Other PF Letter of Credit is issued pursuant to Section 2.23 for the purpose of securing the Borrower’s or any Subsidiary’s obligations with respect to workers’ compensation claims that were secured by Restricted Cash prior to the issuance of such Letter of Credit, the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt by the Borrower or any Subsidiary of such Restricted Cash, apply an amount equal to 75% of the amount of such received Restricted Cash to prepay outstanding Term Loans in accordance with Section 2.13(h).

(h) All amounts required to be paid pursuant to this Section 2.13 shall be applied to prepay outstanding Term Loans of the Term Lenders that accept the same. Each Term Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Term Loans required to be made by the Borrower pursuant to this Section 2.13, to decline all (but not a portion) of its pro rata share of such prepayment (such declined amounts, the “Declined Proceeds”). Any Declined Proceeds shall be offered to the Term Lenders not so declining such prepayment (with such Term Lenders having the right to decline any prepayment with Declined Proceeds at the time and in the manner specified by the Administrative Agent). All such accepted prepayments shall be allocated pro rata between the Term Loans and the Other Term Loans and applied pro rata to the remaining scheduled installments of principal due in respect of the Term Loans and the Other Term Loans under Sections 2.11(a)(i) and (ii), respectively. Any such mandatory prepayments that are rejected by the Term Lenders may be retained by the Borrower.

(i) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three days’ prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid; provided, however, that, if at the time of any prepayment pursuant to this Section 2.13 there shall be Term Borrowings of different Types or Eurodollar Term Borrowings with different Interest Periods, and if some but not all Term Lenders shall have accepted such mandatory prepayment, then the aggregate amount of such mandatory prepayment shall be allocated ratably to each outstanding Term Borrowing of the accepting Term Lenders. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender, the Issuing Bank or the Administrative Agent (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender, the Issuing Bank or the Administrative Agent or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender, any Credit-Linked Deposit or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender, the Issuing Bank or the Administrative Agent of making or maintaining any Eurodollar Loan or Credit-Linked Deposit or increase the cost to any Lender of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or the Administrative Agent hereunder (whether of principal, interest or otherwise), in each case, by an amount deemed by such Lender, the Issuing Bank or the Administrative Agent to be material, then the Borrower will pay to such Lender, the Issuing Bank or the Administrative Agent, as the case may be, upon demand such additional amount or amounts as will compensate such Lender, the Issuing Bank or the Administrative Agent, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by the Issuing Bank pursuant hereto to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy) by an amount deemed by such Lender or the Issuing Bank to be material, then from time to time in accordance with paragraph (c) below the Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender, the Issuing Bank or the Administrative Agent setting forth the amount or amounts necessary to compensate such Lender, the Issuing Bank or the Administrative Agent or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender, the Issuing Bank or the Administrative Agent the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d) Failure or delay on the part of any Lender, the Issuing Bank or the Administrative Agent to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s, the Issuing Bank’s or the Administrative Agent’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender, the Issuing Bank or the Administrative Agent under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender, the Issuing Bank or the Administrative Agent knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section shall be available to each Lender, the Issuing Bank and the Administrative Agent regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b) For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.16. Indemnity. Without duplication of the matters covered in Sections 2.14 and 2.20, the Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. In addition, the Borrower shall indemnify the Administrative Agent against any loss or expense comparable to the losses or expenses covered by the preceding sentences of this Section 2.16 that the Administrative Agent may sustain or incur as a consequence of any withdrawal from the Credit-Linked Deposit Account pursuant to the terms of this Agreement prior to the end of the then-applicable Interest Period for the Credit-Linked Deposits. A certificate of any Lender or the Administrative Agent setting forth in reasonable detail the amount or amounts which such Lender or the Administrative Agent is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 2.17. Pro Rata Treatment. Except as provided below in this Section 2.17 with respect to Swingline Loans and as required under Section 2.13(h) or 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees and the PF L/C Commitment Fees, each reduction of the Term Loan Commitments, the Revolving Credit Commitments, the PF L/C Commitments or the Incremental PF L/C Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans or participations in L/C Disbursements, as applicable). For purposes of determining the available Revolving Credit Commitments of the Lenders at any time, each outstanding Swingline Loan shall be deemed to have utilized the Revolving Credit Commitments of the Lenders (including those Lenders which shall not have made Swingline Loans) pro rata in accordance with such respective Revolving Credit Commitments. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans or participations in L/C Disbursements and accrued interest thereon as a result of which the unpaid principal portion of its Loans and participations in L/C Disbursements and accrued interest thereon shall be proportionately less than the unpaid principal portion of the Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and participations in L/C Disbursements and accrued interest thereon of such other Lender, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of the principal of and accrued interest on their respective Loans and participations in L/C Disbursements; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

SECTION 2.19. Payments.(a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment (other than (i) Issuing Bank Fees, which shall be paid directly to the Issuing Bank, and (ii) principal of and interest on Swingline Loans, which shall be paid directly to the Swingline Lender except as otherwise provided in Section 2.22(e)) shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower does not in fact make such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative

Agent forthwith on demand the amount so distributed to such Lender, and to pay interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error).

SECTION 2.20. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that, if the Borrower or any other Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Loan Party shall make such deductions and (iii) the Borrower or such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, unless such liability results from or is with respect to any period prior to the date that is 120 days prior to the date on which the Administrative Agent, the applicable Lender or the Issuing Bank makes a claim hereunder if the Administrative Agent, the applicable Lender or the Issuing Bank prior to such date knew or could reasonably have been expected to know of the circumstances giving rise to the claim hereunder or the fact that such circumstances would result in the claim hereunder. A certificate setting forth in reasonable detail the status and amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on behalf of itself, a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding or backup withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without or at a reduced rate of withholding or backup withholding.

(f) If the Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund (including by way of offset) of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other person.

SECTION 2.21. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender or the Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank pursuant to Section 2.20 or (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender or the Issuing Bank, as the case may be, and the Administrative Agent, require such Lender or the Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (or, in the case of clause (iv) above, all of its interests, rights and obligation with respect to the

Class of Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an Eligible Assignee that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Loan Documents (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, of the Issuing Bank and the Swingline Lender), which consents shall not unreasonably be withheld or delayed, and (z) the Borrower or such Eligible Assignee shall have paid to the affected Lender or the Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or the Issuing Bank, respectively, plus all Fees and other amounts accrued for the account of such Lender or the Issuing Bank hereunder with respect thereto (including any amounts under Sections 2.14 and 2.16); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or the Issuing Bank’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender or the Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender or the Issuing Bank pursuant to paragraph (b) below), or if such Lender or the Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender or the Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.21(a).

(b) If (i) any Lender or the Issuing Bank shall request compensation under Section 2.14, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank, pursuant to Section 2.20, then such Lender or the Issuing Bank shall use reasonable efforts (which shall not require such Lender or the Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or Affiliates, if such filing or assignment would reduce its claims for compensation under

Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the Issuing Bank in connection with any such filing or assignment, delegation and transfer.

SECTION 2.22. Swingline Loans. (a) Swingline Commitment. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Swingline Lender agrees to make loans to the Borrower at any time and from time to time after the Closing Date and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitments, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of all Swingline Loans exceeding $10,000,000 in the aggregate or (ii) the Aggregate Revolving Credit Exposure, after giving effect to any Swingline Loan, exceeding the Total Revolving Credit Commitment. Each Swingline Loan shall be in a principal amount that is an integral multiple of $250,000. The Swingline Commitment may be terminated or reduced from time to time as provided herein. Within the foregoing limits, the Borrower may borrow, pay or prepay and reborrow Swingline Loans hereunder, subject to the terms, conditions and limitations set forth herein.

(b) Swingline Loans. The Borrower shall notify the Swingline Lender by fax, or by telephone (promptly confirmed by fax), not later than 10:00 a.m., New York City time, on the day of a proposed Swingline Loan. Such notice shall be delivered on a Business Day, shall be irrevocable and shall refer to this Agreement and shall specify the requested date (which shall be a Business Day) and amount of such Swingline Loan and the wire transfer instructions for the account of the Borrower to which the proceeds of the Swingline Loan should be disbursed. The Swingline Lender shall make each Swingline Loan by wire transfer to the account specified in such request.

(c) Prepayment. The Borrower shall have the right at any time and from time to time to prepay any Swingline Loan, in whole or in part, upon giving written or fax notice (or telephone notice promptly confirmed by written, or fax notice) to the Swingline Lender before 12:00 (noon), New York City time, on the date of prepayment at the Swingline Lender’s address for notices specified in Section 9.01.

(d) Interest. Each Swingline Loan shall be an ABR Loan and, subject to the provisions of Section 2.07, shall bear interest as provided in Section 2.06(a).

(e) Participations. The Swingline Lender may by written notice given to the Administrative Agent not later than 1:00 p.m., New York City time, on any Business Day require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Credit Lenders will participate. The Administrative Agent will, promptly upon receipt of such notice, give notice to each Revolving Credit Lender, specifying in such notice such Lender’s Revolving Facility Pro Rata Percentage of such Swingline Loan or Loans. In furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Credit Lender’s Revolving Facility Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders) and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other person on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower (or other person liable for obligations of the Borrower) of any default in the payment thereof.

SECTION 2.23. Letters of Credit. (a) General. The Borrower may request the issuance of a Letter of Credit for its own account or for the account of any of the Subsidiaries (in which case the Borrower and such Subsidiary shall be co-applicants with respect to such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time prior to the date that is 30 days prior to (i) the Revolving Credit Maturity Date (in the case of RF Letters of Credit), (ii) the PF Maturity Date (in the case of PF Letters of Credit) or (iii) the Incremental PF Maturity Date (in the case of Other PF Letters of Credit). This Section shall not be construed to impose an obligation upon the Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the Borrower shall hand deliver or fax to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, whether such Letter of Credit shall be an RF Letter of Credit, a PF Letter of Credit or an Other PF Letter of Credit, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof, whether such Letter of Credit (in the case of requests for a PF Letter of Credit or an Other PF Letter of Credit) is requested for the purpose of securing the Borrower’s or any Subsidiary’s obligations with respect to workers’ compensation claims that at the time of such request are secured by Restricted Cash, and such other information as shall be necessary to prepare such Letter of Credit. The Issuing Bank shall promptly (i) notify the Administrative Agent in writing of the amount and expiry date of each Letter of Credit issued by it and (ii) provide a copy of each such Letter of Credit (and any amendments, renewals or extensions thereof) to the Administrative Agent. An RF Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each such Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the RF L/C Exposure shall not exceed $15,000,000 and (ii) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment. A PF Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each such PF Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the sum of the PF L/C Exposure and the outstanding PF L/C Loans shall not exceed the aggregate PF L/C Commitments and (ii) the aggregate PF L/C Exposure shall not exceed the aggregate Credit-Linked Deposits. An Other PF Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of such Other PF Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension, (i) the sum of the Other PF L/C Exposure and the outstanding Other PF L/C Loans shall not exceed the aggregate Incremental PF L/C Commitments in respect of Other Credit-Linked Deposits and (ii) the aggregate Other PF L/C Exposure shall not exceed the aggregate Other Credit-Linked Deposits. If the Borrower shall fail to specify whether any requested Letter of Credit is to be an RF Letter of Credit, a PF Letter of Credit or an Other PF Letter of Credit, then the requested Letter of Credit shall be deemed to be first, an Other PF Letter of Credit and then a PF Letter of Credit, in each case unless the issuance thereof would not be permitted by the foregoing provisions of this paragraph, in which case it shall be deemed to be an RF Letter of Credit.

(c) Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of the date one year after the date of the issuance of such Letter of Credit and the date that is five Business Days prior to (i) the Revolving Credit Maturity Date (in the case of RF Letters of Credit), (ii) the PF Maturity Date (in the case of PF Letters of Credit) and (iii) the Incremental PF Maturity Date (in the case of Other PF Letters of Credit), unless such Letter of Credit expires by its terms on an earlier date; provided, however, that a Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to (i) the Revolving Credit Maturity Date (in the case of RF Letters of Credit), (ii) the PF Maturity Date (in the case of PF Letters of Credit) or (iii) the Incremental PF Maturity Date (in the case of Other PF Letters of Credit)) unless the Issuing Bank notifies the beneficiary thereof at least 30 days (or such longer period as may be specified in such

Letter of Credit) prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d) Participations. By the issuance of a Letter of Credit and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Credit Lender, PF Lender or Incremental PF Lender, as the case may be, and each such Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Revolving Facility Pro Rata Percentage or applicable PF Pro Rata Percentage, as applicable, of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, (i) each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Revolving Facility Pro Rata Percentage of each L/C Disbursement in respect of an RF Letter of Credit made by the Issuing Bank and not reimbursed by the Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(f), in the case of RF Letters of Credit, and (ii) each PF Lender and Incremental PF Lender, if any, hereby absolutely and unconditionally authorizes the Administrative Agent to pay the Issuing Bank such Lender’s applicable PF Pro Rata Percentage of each L/C Disbursement made by the Issuing Bank and not reimbursed by the Borrower from the applicable Credit-Linked Deposits on deposit with the Administrative Agent in the applicable Credit-Linked Deposit Account forthwith on the date due as provided by Section 2.02(g). Each Revolving Credit Lender, each PF Lender and each Incremental PF Lender, if any, acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, subject to Section 2.02(f) or 2.02(g), as applicable, the Borrower shall pay to the Administrative Agent an amount equal to such L/C Disbursement on the same Business Day that the Borrower shall have received notice from the Issuing Bank that payment of such draft will be made, or, if the Borrower shall have received such notice later than 10:00 a.m., New York City time, on any Business Day, not later than 10:00 a.m., New York City time, on the immediately following Business Day.

(f) Obligations Absolute. The Borrower’s obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

(i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii) the existence of any claim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank, the Administrative Agent or any Lender or any other person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi) any other act or omission to act or delay of any kind of the Issuing Bank, the Lenders, the Administrative Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or wilful misconduct of the Issuing Bank. However, the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s gross negligence or wilful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. It is further understood and agreed that the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) the Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or wilful misconduct of the Issuing Bank.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Credit Lenders, the PF Lenders or the Incremental PF Lenders, as the case may be, with respect to any such L/C Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of the Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of (i) the date of payment by the Borrower or (ii) (x) in the case of an RF Letter of Credit, the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), and (y) in the case of a PF Letter of Credit or Other PF Letter of Credit, the date of payment by the Administrative Agent as provided in Section 2.02(g), at the rate per annum that would apply to such amount if such amount were an ABR Revolving Loan.

(i) Resignation or Removal of the Issuing Bank. The Issuing Bank may resign at any time by giving 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower, and may be removed at any time by the Borrower by notice to the Issuing Bank, the Administrative Agent and the Lenders. Upon the acceptance of any appointment as the Issuing Bank hereunder by a Lender that shall agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank. At the time such removal or resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 2.05(c)(ii). The acceptance of any appointment as the Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, the Borrower shall, on the Business Day it receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding RF Letters of Credit) thereof and of the amount to be deposited, deposit in an account with the Collateral Agent, for the benefit of the Revolving Credit Lenders, an amount in cash equal to the RF L/C Exposure as of such date. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Collateral Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the Issuing Bank for L/C Disbursements in respect of RF Letters of Credit for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the RF L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding RF Letters of Credit), be applied to satisfy the Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k) Additional Issuing Banks. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Lender.

(l) Credit-Linked Deposit Account. (i) On the Closing Date and subject to the satisfaction of the conditions precedent set forth in Sections 4.01 and 4.02, each PF Lender shall pay to the Administrative Agent such PF Lender’s Credit-Linked Deposit. Subject to the satisfaction of the conditions precedent to effectiveness of any Incremental PF L/C Assumption Agreement, each Incremental PF Lender shall pay to the Administrative Agent such Incremental PF Lender’s Credit-Linked Deposit or Other Credit-Linked Deposit, as required by the Incremental PF L/C Assumption Agreement. The Credit-Linked Deposits shall be held by the Administrative Agent in (or credited to) the Credit-Linked Deposit Account, and no person other than the Administrative Agent shall have a right of withdrawal from the Credit-Linked Deposit Account or any other right or power with respect to the Credit-Linked Deposits. Notwithstanding anything herein to the contrary, the funding obligation of each PF Lender or Incremental PF

Lender in respect of its participation in PF Letters of Credit or Other PF Letters of Credit shall be satisfied in full upon the funding of its Credit-Linked Deposit or Other Credit-Linked Deposit, as the case may be.

(ii) Each of the Administrative Agent, the Issuing Bank, each PF Lender and each Incremental PF Lender hereby acknowledges and agrees that (x) each PF Lender or Incremental PF Lender, as the case may be, is funding its Credit-Linked Deposit or Other Credit-Linked Deposit to the Administrative Agent for application in the manner contemplated by Sections 2.02(g) and 2.23(d) and (y) the Administrative Agent may invest the Credit-Linked Deposits and Other Credit-Linked Deposits in such deposit accounts as may be determined from time to time by the Administrative Agent. The Administrative Agent hereby agrees to pay to each PF Lender or Incremental PF Lender, as the case may be, on each Interest Payment Date for the Credit-Linked Deposits and Other Credit-Linked Deposits, interest (computed on the basis of the actual number of days elapsed over a year of 360 days) on the amount of such PF Lender’s or Incremental PF Lender’s PF Pro Rata Percentage or Other PF Pro Rata Percentage, respectively, of the aggregate amount of the Credit-Linked Deposits or Other Credit-Linked Deposits, respectively, during such Interest Period at a rate per annum equal to the LIBO Rate for such Interest Period less 10 basis points. With respect to any Interest Period during which a PF L/C Loan or Other PF L/C Loan is deemed made, the Administrative Agent shall determine the amount of interest payable by the Borrower on such Loan for the portion of such Interest Period during which such Loan is outstanding pursuant to Section 2.02(h) and the amount of interest payable by the Administrative Agent on the Credit-Linked Deposits or Other Credit-Linked Deposits during such Interest Period, and such determination shall be conclusive absent manifest error. In addition, if on any Interest Payment Date for the Credit-Linked Deposits or Other Credit-Linked Deposits the Adjusted LIBO Rate for the Interest Period then ended would exceed the LIBO Rate for such Interest Period (as a result of the imposition of Statutory Reserves), then on such Interest Payment Date the Borrower will pay to the Administrative Agent in immediately available funds, for distribution to the Lenders in accordance with their PF Pro Rata Percentages or Other PF Pro Rata Percentages, as applicable, an amount equal to the additional interest that would have accrued on the Credit-Linked Deposits or Other Credit-Linked Deposits during such Interest Period had the Adjusted LIBO Rate been employed.

(iii) The Borrower shall have no right, title or interest in or to the Credit-Linked Deposit Account or the Credit-Linked Deposits or Other Credit-Linked Deposits and no obligations with respect thereto other than as expressly provided in this Agreement. Without limiting the foregoing, the obligation to return the Credit-Linked Deposits and Other Credit-Linked Deposits to the PF Lenders and the Incremental PF Lenders is solely an obligation of the Administrative Agent.

SECTION 2.24. Incremental Commitments. (a) The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments in an amount not to exceed the Incremental Term Loan Amount from one or more Incremental Term Lenders, which may include any existing Lender; provided that each Incremental Term Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed). Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $10,000,000 or such lesser amount equal to the remaining Incremental Term Loan Amount), (ii) the date on which such Incremental Term Loan Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice), and (iii) whether such Incremental Term Loan Commitments are commitments to make additional Term Loans or commitments to make term loans with terms different from the Term Loans (“Other Term Loans”).

(b) The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental PF L/C Commitments in an amount not to exceed the Incremental PF L/C Amount from one or more Incremental PF Lenders, which may include any existing Lender; provided that each Incremental PF Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed). Such notice shall set forth (i) the amount of the Incremental PF L/C Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $10,000,000 or such lesser amount equal to the remaining Incremental PF L/C Amount), (ii) the date on which such Incremental PF L/C Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice) and (iii) whether such Incremental PF L/C Commitments are to be PF L/C Commitments or commitments to make credit-linked deposits with terms different from the Credit-Linked Deposits (“Other Credit-Linked Deposits”).

(c) The Borrower and each Incremental Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Commitment of such Incremental Lender. Each Incremental Assumption Agreement shall specify the terms of the Incremental Term Loans or Incremental PF L/C Commitments, as applicable, to be made thereunder; provided that, without the prior written consent of the Required Lenders, (i) the final maturity date of any Other Term Loans or Other PF L/C Loans shall be no earlier than the Term Loan Maturity Date and the PF Maturity Date, respectively, (ii) the average life to maturity of the Other Term Loans shall be no shorter than the average life to maturity of the Term Loans, and (iii) if the initial yield on such Other Term Loans or Other Credit-Linked Deposits (as determined by the Administrative Agent to be equal to the sum of (x) the margin above the Adjusted LIBO Rate on such Other Term Loans or the margin above the LIBO Rate used to calculate the commitment fee with respect to the Other Credit-Linked Deposits on deposit and (y) if, in the case of Other Term Loans, such Other Term Loans are initially made at a discount or, in the case of Other Term Loans and/or Other Credit-Linked Deposits, the Lenders making or depositing the same receive a fee directly or indirectly from the Borrower or any Subsidiary for doing so (the amount of such discount or fee, expressed as a percentage of the Other Term Loans or Other Credit-Linked Deposits,

being referred to herein as “OID”), the amount of such OID divided by the lesser of (A) the average life to maturity of such Other Term Loans or Other Credit-Linked Deposits and (B) four) exceeds by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”) the Applicable Percentage then in effect for Eurodollar Term Loans, then the Applicable Percentage then in effect for Term Loans shall automatically be increased by the Yield Differential, effective upon the making of the Other Term Loans and/or the depositing of the Other Credit-Linked Deposits, for all purposes of this Agreement (including for purposes of determining the PF L/C Commitment Fee from time to time). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Commitments and the Incremental Term Loans or Incremental PF L/C Commitments, as applicable, evidenced thereby.

(d) Notwithstanding the foregoing, no Incremental Commitment shall become effective under this Section 2.24 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (b)(ii) and (c) of Section 4.01 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower, and (ii) except as otherwise specified in the applicable Incremental Assumption Agreement, the Administrative Agent shall have received (with sufficient copies for each of the Incremental Term Lenders) legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 4.02.

(e) Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis. This may be accomplished by requiring each outstanding Eurodollar Term Borrowing to be converted into an ABR Term Borrowing on the date of each Incremental Term Loan, or by allocating a portion of each Incremental Term Loan to each outstanding Eurodollar Term Borrowing on a pro rata basis. Any conversion of Eurodollar Term Loans to ABR Term Loans required by the preceding sentence shall be subject to Section 2.16. If any Incremental Term Loan is to be allocated to an existing Interest Period for a Eurodollar Term Borrowing, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Term Loan Assumption Agreement. In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled amortization payments under Section 2.11(a)(i) required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans.

(f) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all actions as may be reasonably necessary to ensure that, after giving effect to any Incremental PF L/C Commitment (other than an Incremental PF L/C Commitment in respect of Other Credit-Linked Deposits) pursuant to this Section 2.24, the outstanding PF L/C Loans (if any) and Credit-Linked Deposits are held by the PF Lenders in accordance with their new PF Pro Rata Percentages. This may be accomplished at the discretion of the Administrative Agent by taking any action comparable to the actions described in Section 2.24(e) above.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders that:

SECTION 3.01. Organization; Powers. The Borrower and each of the Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

SECTION 3.02. Authorization. The Transactions (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Subsidiary, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary (other than any Lien created hereunder or under the Security Documents) and except, in each case, to the extent such violation, conflict, breach, default, right or lien could not reasonably be expected to result in a Material Adverse Effect. The execution, delivery and performance of the Loan Documents have been duly authorized by all requisite corporate and, if required, stockholder action and will not violate any provision of the certificate or articles of incorporation or other constitutive documents or bylaws of the Borrower or any Subsidiary.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the execution and delivery of the Merger Agreement, the Subordinated Note Documents and the Loan Documents, the consummation of the Transactions on the Closing Date, the Borrowings under the Loan Documents, the repayment of the Loans, or the granting of the Liens under the Loan Documents, except for (a) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) recordation of the Mortgages, (c) such as have been made or obtained and are in full force and effect and (d) such actions, consents, approvals, registrations, filings or actions which the failure to obtain or make could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.05. Financial Statements.(a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheets and related statements of income, stockholder’s equity and cash flows of each of (i) the Borrower and (ii) Harborside, in each case as of and for the 2004, 2005 and 2006 fiscal years, audited by and accompanied by the opinion of Ernst & Young LLP (in the case of the Borrower) or PricewaterhouseCoopers LLP (in the case of Harborside), independent public accountants. Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of the Borrower and its consolidated subsidiaries and Harborside and its consolidated subsidiaries, as applicable, as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated subsidiaries and Harborside and its consolidated subsidiaries, as applicable, as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.

(b) The Borrower has heretofore delivered to the Lenders (i)  its unaudited pro forma consolidated balance sheet as of December 31, 2006 and (ii) a certificate from its chief financial officer showing the calculation of Consolidated EBITDA for the 12-month period ending on December 31, 2006, in each case prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date and, with respect to such certificate, on the first day of the 12-month period ending on such date. Such pro forma balance sheet and certificate have been prepared in good faith by the Borrower, based on the assumptions used to prepare the pro forma financial information contained in the Confidential Information Memorandum (which assumptions are believed by the Borrower on the date hereof and on the Closing Date to be reasonable), and present fairly, in all material respects, on a pro forma basis the estimated consolidated financial position of the Borrower and its consolidated subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

SECTION 3.06. No Material Adverse Change. No event, change or condition has occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, operations, condition (financial or otherwise) or operating results of the Borrower and the Subsidiaries, taken as a whole, since December 31, 2006.

SECTION 3.07. Title to Properties; Possession Under Leases. (a) Each of the Borrower and the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets (including all Mortgaged Property), except for minor defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

(b) Each of the Borrower and the Subsidiaries has complied with all material obligations under all material leases to which it is a party and all such leases are in full force and effect. Each of the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

(c) As of the Closing Date, the Borrower has not received any written notice of, and has no knowledge of, any pending or threatened condemnation proceeding affecting the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.

(d) As of the Closing Date, none of the Borrower or any of the Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.

SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of the Borrower therein. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and non-assessable and are owned by the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents).

SECTION 3.09. Litigation; Compliance with Laws.(a) Except as set forth on Schedule 3.09, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 3.09 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

(c) Neither the Borrower nor any of the Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, Healthcare Requirement, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to the Corporate Integrity Agreement or any judgment, writ, injunction (including the Permanent Injunction), decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

(d) Certificates of occupancy and permits are in effect for each Mortgaged Property as currently constructed.

SECTION 3.10. Agreements. Neither the Borrower nor any of the Subsidiaries is in default under any provision of any Material Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Federal Reserve Regulations. (a) None of the Borrower or any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

SECTION 3.12. Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.13. Use of Proceeds. The Borrower will (a) use the proceeds of the Loans (other than any Incremental Term Loans) and will request the issuance of Letters of Credit only for the purposes specified in the introductory statement to this Agreement and (b) use the proceeds of Incremental Term Loans only for the purposes specified in the applicable Incremental Assumption Agreement.

SECTION 3.14. Tax Returns. Each of the Borrower and the Subsidiaries has filed (or caused to be filed) all Federal income and all material, state, local and foreign tax returns or materials required to have been filed by it and has paid (or caused to be paid) all material taxes due and payable by it and all material assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves.

SECTION 3.15. No Material Misstatements. None of (a) the Confidential Information Memorandum or (b) any other information, report, financial statement,

exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent, the Arrangers or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions (based upon accounting principles consistent with the historical audited financial statements of the Borrower) and due care in the preparation of such information, report, financial statement, exhibit or schedule, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

SECTION 3.16. Employee Benefit Plans. Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of the Borrower or any of its ERISA Affiliates. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date applicable thereto, exceed by more than $10,000,000 the fair market value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation dates applicable thereto, exceed by more than $20,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.17. Environmental Matters. (a) Except as set forth in Schedule 3.17 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(b) Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 3.17 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.18. Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by the Borrower or by the Borrower for the Subsidiaries as of the date hereof and the Closing Date. As of each such date, such insurance is in full force and effect and all premiums have been duly paid. The Borrower and the Subsidiaries have insurance in such amounts and covering such risks and liabilities as is customary with companies in the same or similar businesses operating in the same or similar locations.

SECTION 3.19. Security Documents. (a) The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) and the proceeds thereof and (i) when the Pledged Collateral (as defined in the Guarantee and Collateral Agreement) is delivered to the Collateral Agent, the Lien created under Guarantee and Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other person, and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a), the Lien created under the Guarantee and Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than Intellectual Property, as defined in the Guarantee and Collateral Agreement) in which such Lien and security interest may be perfected by filing, recording or registration in the United States, in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.02.

(b) Upon the recordation of the Guarantee and Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Collateral Agent) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 3.19(a), Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Guarantee and Collateral Agreement) in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the date hereof).

(c) The Mortgages are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.19(c), the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 6.02.

SECTION 3.20. Location of Real Property and Leased Premises. (a) Schedule 3.20(a) lists completely and correctly as of the Closing Date all real property owned by the Borrower and the Subsidiaries and the addresses thereof. The Borrower and the Subsidiaries own in fee all the real property set forth on Schedule 3.20(a).

(b) Schedule 3.20(b) lists completely and correctly as of the Closing Date all real property leased by the Borrower and the Subsidiaries and the addresses thereof. The Borrower and the Subsidiaries have no reason to believe that the leases for the real property set forth on Schedule 3.20(b) are not in full force and effect.

SECTION 3.21. Labor Matters. As of the date hereof and the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound. Except as set forth on Schedule 3.21, as of the Closing Date, neither the Borrower nor any Subsidiary is a party to any collective bargaining agreement or other labor contract applicable to persons employed by it at any Facility.

SECTION 3.22. Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.23. Transaction Documents. The Borrower has delivered to the Administrative Agent a complete and correct copy of the Merger Agreement (including all schedules, exhibits, amendments, supplements and modifications thereto). Neither the Borrower nor any Loan Party or, to the knowledge of the Borrower or each Loan Party, any other person party thereto is in default in the performance or compliance with any material provisions thereof. The Merger Agreement complies in all material respects with all applicable laws. All representations and warranties set forth in the Merger

Agreement were true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made).

SECTION 3.24. Healthcare Representations. (a) All Medicare, Medicaid and TRICARE provider agreements, certificates of need, certifications, governmental licenses, permits, regulatory agreements or other material agreements and improvements, including certificates of operation, completion and occupancy, and state skilled-nursing facility or assisted-living facility licenses or other licenses required by healthcare Governmental Authorities for the legal use and occupancy of each Facility that are necessary to operate each Facility have been obtained and are in full force and effect, including approved provider status in any approved provider payor program in which any Facility participates, and a valid certificate of need or similar certificate and license from the applicable state department of health or equivalent (or any subdivision) or the state licensing agency, as applicable, for the licensed number of beds at such Facility (collectively, the “Healthcare Licenses”), except to the extent that the failure to obtain or maintain the same in full force and effect could not reasonably be expected to result in a Material Adverse Effect. Each applicable Subsidiary owns and/or possesses, and holds free from restrictions or conflicts with the rights of others, all such Healthcare Licenses in respect of each applicable Facility, and operates each applicable Facility in such a manner that the Healthcare Licenses shall remain in full force and effect, except to the extent that any such failure could not reasonably be expected to result in a Material Adverse Effect.

(b) To the knowledge of the Borrower, there are no proceedings or actions pending or contemplated to reduce the number of licensed or certified beds of any Facility, unless such actions have been taken at the request of the Borrower or a Subsidiary.

(c) The Borrower and the Subsidiaries (and the operation of each Facility) are in compliance in all material respects with all applicable provisions of the laws, ordinances, statutes, regulations, orders, standards, policies, restrictions or rules of all Governmental Authorities having jurisdiction over the ownership, use, occupancy or operation of any Facility, including, (i) staffing requirements, (ii) health and fire safety codes, including quality and safety standards, (iii) accepted professional standards and principles that apply to professionals providing services at each Facility, (iv) Federal, state or local laws, rules, regulations or published interpretations or policies relating to the prevention of fraud and abuse, (v) insurance, reimbursement and cost reporting requirements, (vi) government payment program requirements and disclosure of ownership and related information requirements, (vii) requirements of applicable healthcare Governmental Authorities, including those relating to each Facility’s physical structure and environment, licensing, quality and adequacy of medical care, distributions of pharmaceuticals, rate setting, equipment, personnel, operating policies and services and fee splitting, (viii) Section 1128B(b) of the Social Security Act, as amended (42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute”) and (ix) any other applicable laws, regulations or agreements for reimbursement for the type of care or services provided by the Borrower or the Subsidiaries with respect to each Facility. As used in this clause (c), “compliance in all material respects” means a level of compliance that would keep the Borrower and the Subsidiaries (and the operation of each Facility in the ordinary course of business) free from any material proceedings or sanctions by any Governmental Authority having jurisdiction over the operation of any Facility that could reasonably be expected to result in a Material Adverse Effect.

(d) The Borrower and each Subsidiary, as applicable, (i) is in compliance in all material respects with the requirements for participation in the Medicare, Medicaid and TRICARE programs with respect to each Facility that currently participates in such programs, including the Medicaid and Medicare Patient and Program Protection Act of 1987, or if not currently in compliance has filed and is implementing or will timely file and implement a plan of correction to bring any such Facility in compliance, and (ii) has a current provider agreement under Title XVIII and/or XIX of the Social Security Act, which is in full force and effect.

(e) To the knowledge of the Borrower, neither the Borrower nor any Subsidiary is a target of, or participant in, any action, proceeding, suit, audit, investigation or sanction by any healthcare Governmental Authority or any other administrative or investigative body or entity or any other third party or any patient or resident (including whistleblower suits, or suits brought pursuant to federal or state false claims acts, and Medicaid, Medicare, TRICARE, state fraud or abuse laws) which may result, directly or indirectly or with the passage of time, in (i) the imposition of a fine, penalty, alternative, interim or final sanction, a lower rate certification, recoupment, recovery, suspension or discontinuance of all or part of reimbursement from any healthcare Governmental Authority, third-party payor, insurance carrier or private payor, or a lower reimbursement rate for services rendered to eligible patients, in each case that could reasonably be expected to result in a Material Adverse Effect, or (ii) any other civil or criminal remedy, in the appointment of a receiver or manager, or in the modification, limitation, annulment, revocation, transfer, surrender, suspension or other impairment of a Healthcare License or affect the Borrower’s or any Subsidiary’s participation in the Medicare, Medicaid, TRICARE or third-party payor program, as applicable, or any successor program thereto, nor to its knowledge has any such action, proceeding, suit, investigation proceeding or audit been threatened.

(f) There are no agreements with residents of any Facility, or with any other persons or organizations, which deviate in any material adverse respect from, or which conflict with, any Healthcare Requirements. To the knowledge of the Borrower, all resident records at each Facility, including patient and/or resident accounts records, are true, complete and correct in all material respects.

(g) None of the execution and delivery of this Agreement or any other Loan Document, the performance thereunder by the Borrower and the Subsidiaries or, to the knowledge of the Borrower, any other party thereto, will, on the Closing Date, (i) adversely affect, in any material respect, the right of the Borrower or any Subsidiary to receive Medicaid, Medicare, TRICARE, insurance company, managed care company, or other third-party insurance payments or reimbursements or to receive private payor payments or reimbursements, (ii) materially reduce the Medicaid, Medicare, TRICARE, insurance company, managed care company, or other third-party insurance payments or reimbursements or materially reduce private payor payments or reimbursements which the Borrower or any Subsidiary is receiving as of the date hereof or (iii) materially adversely affect the Healthcare Licenses.

(h) To the extent that and for so long as the Borrower or any Subsidiary is a “covered entity” within the meaning of HIPAA, such person (i) has undertaken or will promptly undertake all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by HIPAA and/or that could be adversely affected by the failure of the Borrower or such Subsidiary to be HIPAA Compliant, (ii) has developed or will promptly develop a detailed plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”) and (iii) has implemented or will implement those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that such person is or becomes HIPAA Compliant.

(i) No penalty enforcement actions pursuant to the Corporate Integrity Agreement have been undertaken against any Facility, the Borrower, any Subsidiary or any other manager, officer or director by any Governmental Authority since the effective date of the Corporate Integrity Agreement and there have been no violations of the Corporate Integrity Agreement since the effective date of the Corporate Integrity Agreement that have threatened any Facility’s, the Borrower’s or any Subsidiary’s certification for participation in Medicare, Medicaid, TRICARE or any third-party payor program.

(j) All Medicare and Medicaid cost reports and financial reports submitted by or on behalf of each Facility for years commencing on and after December 31, 2001 are materially accurate and complete.

SECTION 3.25. Senior Indebtedness. The Obligations constitute “Senior Indebtedness” and “Designated Senior Debt” under and as defined in the Subordinated Note Documents.

SECTION 3.26. Sanctioned Persons. Neither the Borrower nor any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:

SECTION 4.01. All Credit Events. On the date of each Borrowing (other than a conversion or a continuation of a Borrowing), including each Borrowing of a Swingline

Loan and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event being called a “Credit Event”):
(a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.02) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.23(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.22(b).

(b) (i) In the case of each Credit Event that occurs on the Closing Date, the condition set forth in Section 7.3(a) of the Merger Agreement (without giving effect to any waiver, amendment or other modification to such condition in a manner adverse to the Lenders in any material respect effected without the consent of the Arrangers) shall be satisfied and the representations and warranties made in Section 3.01, the last sentence of Section 3.02, Sections 3.03, 3.11, 3.12, 3.19 and 3.25 shall be true and correct in all material respects and (ii) in the case of each other Credit Event, the representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) At the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02. First Credit Event. On the Closing Date:

(a) The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Bank, a favorable written opinion of (i) O’Melveny & Myers LLP, counsel for the Borrower, substantially to the effect set forth in Exhibit F-1, (ii) Michael Newman, General Counsel to the Borrower, substantially to the effect set forth in Exhibit F-2 and (iii) each local counsel listed on Schedule 4.02(a), substantially to the effect set forth in Exhibit F-3, in each case (A) dated the Closing Date and (B) addressed to the Issuing Bank, the Administrative Agent and the Lenders, and the Borrower hereby requests such counsel to deliver such opinions.

(b) All legal matters incident to this Agreement, the Borrowings and extensions of credit hereunder and the other Loan Documents shall be satisfactory to the Lenders, to the Issuing Bank and to the Administrative Agent.

(c) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Loan Party have not been amended since the date of the certified copy furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Lenders, the Issuing Bank or the Administrative Agent may reasonably request.

(d) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01, and confirming that since December 31, 2006, no Closing Date Material Adverse Effect shall have occurred and be continuing.

(e) The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(f) The Security Documents shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Closing Date. The Collateral Agent on behalf of the Secured Parties shall have a security interest in the Collateral of the type and priority described in each Security Document; provided that to the extent a perfected security interest in any Collateral (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement or the delivery of certificated securities) is not able to be provided on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, the providing of a perfected security interest in such Collateral shall not constitute a condition precedent to the first Credit Event but such requirement to create a perfected security interest in such Collateral shall be satisfied after the Closing Date in accordance with the Post-Closing Letter Agreement dated the Closing Date, between the Borrower and the Administrative Agent.

(g) The Collateral Agent shall have received a Perfection Certificate with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of the Borrower, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such persons, as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated.

(h) (i) Subject to the proviso in clause (f) above, each of the Security Documents, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, relating to each of the Mortgaged Properties shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect, (ii) each of such Mortgaged Properties shall not be subject to any Lien other than those permitted under Section 6.02, (iii) each of such Security Documents shall have been filed and recorded in the recording office as specified on Schedule 3.19(c) (or a lender’s title insurance policy, in form and substance reasonably acceptable to the Collateral Agent, insuring such Security Document as a first lien on such Mortgaged Property (subject to any Lien permitted by Section 6.02) shall have been received by the Collateral Agent) and, in connection therewith, the Collateral Agent shall have received evidence reasonably satisfactory to it of each such filing and recordation and (iv) the Collateral Agent shall have received such other documents, including a policy or policies of title insurance issued by a nationally recognized title insurance company, together with such endorsements, coinsurance and reinsurance as may be reasonably requested by the Collateral Agent and the Lenders, insuring the Mortgages as valid liens on the Mortgaged Properties, prior to all Liens other than those permitted under Section 6.02, together with such surveys, abstracts, appraisals and legal opinions required to be furnished pursuant to the terms of the Mortgages or as reasonably requested by the Collateral Agent.

(i) The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement or to name the Collateral Agent as additional insured, in form and substance reasonably satisfactory to the Administrative Agent.

(j) The Merger and the other Transactions shall have been, or substantially simultaneously with the initial funding of Loans on the Closing Date shall be, consummated in accordance in all material respects with the Merger Agreement, without giving effect to any waiver or modification of any terms or conditions of the Merger Agreement that is materially adverse to the Lenders not approved by the Arrangers. The Administrative Agent shall have received copies of the Merger Agreement and all certificates, opinions and other documents delivered thereunder, certified by a Financial Officer as being complete and correct.

(k) The Borrower shall have received the net cash proceeds of the issuance of not less than $200,000,000 in aggregate principal amount of the Subordinated Notes. The Administrative Agent shall have received copies of the Subordinated Note Documents, certified by a Financial Officer as being complete and correct.

(l) All principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Indebtedness shall have been paid in full, the commitments thereunder terminated and all guarantees and security in support thereof discharged and released, and the Administrative Agent shall have received reasonably satisfactory evidence thereof. Immediately after giving effect to the Transactions and the other transactions contemplated hereby, the Borrower and the Subsidiaries shall have outstanding no Indebtedness or preferred stock other than (a) Indebtedness outstanding under this Agreement, (b) the Subordinated Notes and (c) Indebtedness set forth on Schedule 6.01 and in clauses (i) and (ii) of the definition of “Existing Indebtedness”.

(m) The Lenders shall have received the financial statements and opinions referred to in Section 3.05.

(n) The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower showing the calculation of Consolidated EBITDA for the four-fiscal quarter period most recently ended at least 45 days prior to the Closing Date, in form and substance reasonably satisfactory to the Arrangers and giving pro forma effect to the Transactions as if they had occurred at the beginning of such four fiscal quarter period.

(o) The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions to occur on the Closing Date, are solvent.

(p) All regulatory approvals required in connection with the change of ultimate ownership and control of the Facilities (as defined in the Merger Agreement) resulting from the transactions contemplated by the Merger Agreement, the consequence of the failure to obtain such approvals would be to prevent Harborside or any of its Subsidiaries (as defined in the Merger Agreement) from lawfully continuing to operate, own or control the Facilities (as defined in the Merger Agreement), including the approvals set forth on Schedule 7.1(d) of the Disclosure Schedules (as defined in the Merger Agreement) to the Merger Agreement (to the extent that the approvals set forth on such schedule are also set forth on Schedule 4.3(a) of the Disclosure Schedules (as defined in the Merger Agreement)), shall have been obtained and remain in effect.

(q) The Arrangers shall have received, at least five Business Days prior to the Closing Date, all documentation and any other information that is requested by the Arrangers or the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Subsidiaries to:

SECTION 5.01. Existence; Compliance with Laws; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.

(b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; except as provided in Section 6.05, at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition, ordinary wear and tear excepted; file, as and when due, all Medicaid, Medicare and TRICARE cost reports required by law and all claims for reimbursement; and maintain all certificates of need, provider numbers, provider agreements and licenses necessary to conduct the businesses reflected therein as currently conducted, except where the failure to maintain the same could not reasonably be expected to have a Material Adverse Effect or where such business is disposed of in accordance with Section 6.05.

SECTION 5.02. Insurance.(a) Maintain such insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it.

(b) Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the Loan Parties under such policies directly to the Collateral Agent; cause all such policies to provide that neither the Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably require from time to time to protect their interests; deliver original or certified copies of all such policies to the Collateral Agent upon its request therefor; cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent.

               (c) If at any time the area in which the Premises (as defined in the Mortgages) are located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time require.

SECTION 5.03. Obligations and Taxes. Pay its Material Indebtedness and other material obligations promptly and in accordance with their terms and pay and discharge promptly when due all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend or stay enforcement of any Lien and, in the case of a Mortgaged Property, there is no risk of forfeiture of such property.

SECTION 5.04. Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent, which shall furnish to each Lender:

(a) within 90 days after the end of each fiscal year (or such earlier date required by the SEC), its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by Ernst & Young LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such earlier date required by the SEC), its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

(c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.10, 6.11, 6.12 and 6.13 and (iii) setting forth the amount, if any, of the Initial Pro Forma Adjustment included in the calculation of Consolidated EBITDA for such period, and, in the case of a certificate delivered with the financial statements required by paragraph (a) above, setting forth the Borrower’s calculation of Excess Cash Flow;

(d) promptly after approval by the Borrower’s board of directors and in any event not later than 60 days after the beginning of each fiscal year of the Borrower, (i) a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows (including projected capital expenditures), as of the end of and for such fiscal year and on a quarter by quarter basis and setting forth the assumptions used for purposes of preparing such budget) and (ii) a detailed reconciliation of such projected financial results to the financial covenants set forth in Sections 6.11, 6.12 and 6.13 hereof and, promptly when available, any significant revisions of such budget or covenant reconciliation;

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;

(f) promptly after the receipt thereof by the Borrower or any of its subsidiaries, a copy of any “management letter” received by any such person from its certified public accountants and the management’s response thereto;

(g) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(h) promptly following any request therefor, on and after the effectiveness of Title V of the Pension Act, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if the Borrower or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or its ERISA Affiliates shall promptly after the request of any Lender make a request for such documents or notices from the such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(i) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent, the Issuing Bank and each Lender prompt written notice of the following:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Subsidiary thereof with an amount in dispute (in the good faith judgment of the Borrower) in excess of $5,000,000 or that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $5,000,000;

(d) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; and

(e) any change in the Borrower’s corporate rating by S&P, in the Borrower’s corporate family rating by Moody’s or in the ratings of the Credit Facilities by S&P or Moody’s, or any notice from either such agency indicating its intent to effect such a change or to place the Borrower or the Credit Facilities on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, rating the Borrower or the Credit Facilities.

SECTION 5.06. Information Regarding Collateral. (a) Furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or corporate structure or (iv)  in any Loan Party’s Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

(b) In the case of the Borrower, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.06.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings. (a) Keep proper books of record and account so as to permit the preparation of financial statements in conformity with GAAP. Each Loan Party will, and will cause each of its subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of such person at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of such person with the officers thereof and independent accountants therefor, subject in each case to the requirements of applicable law, including HIPAA, all at the expense of the Borrower; provided that, unless an Event of Default shall have occurred and be continuing, the Borrower shall not be responsible for the expenses of more than one such visit per year.

(b) In the case of the Borrower, use commercially reasonable efforts to cause the Credit Facilities to be continuously rated by S&P and Moody’s and to maintain a corporate rating from S&P and a corporate family rating from Moody’s, in each case in respect of the Borrower.

SECTION 5.08. Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes specified in the introductory statement to this Agreement.

SECTION 5.09. Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent as soon as possible after, and in any event within ten days after any responsible officer of the Borrower or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Borrower or any ERISA Affiliate in an aggregate amount exceeding $5,000,000, a statement of a Financial Officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Borrower proposes to take with respect thereto.

SECTION 5.10. Compliance with Environmental Laws. Comply, and use good faith efforts to cause all lessees and other persons occupying the Mortgaged Properties to comply, in all material respects with all Environmental Laws applicable thereto; obtain and renew all material environmental permits necessary for its operations and properties; and conduct any remedial action in accordance with Environmental Laws; provided, however, that neither the Borrower nor any Subsidiary shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

SECTION 5.11. Preparation of Environmental Reports. If an Event of Default caused by reason of a breach of Section 3.17 or Section 5.10 shall have occurred and be continuing for more than 20 days without the Borrower or any Subsidiary commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of the Loan Parties, an environmental site assessment report regarding the matters which are the subject of such Default prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or remedial action in connection with such Default.

SECTION 5.12. Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents. The Borrower will promptly cause any subsequently acquired or organized wholly owned Domestic Subsidiary (other than any Special Purpose Vehicle), and the Borrower will use commercially reasonable efforts to cause any subsequently acquired or organized non-wholly owned Domestic Subsidiary (other than any Special Purpose Vehicle), to become a Loan Party by executing the Guarantee and Collateral Agreement and each applicable Security Document in favor of the Collateral Agent. In the event the Lien securing any Existing Mortgage Indebtedness (or any permitted refinancing thereof) is released, the Borrower will promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such released assets and properties. In addition, from time to time, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured by substantially all the assets of the Borrower and the Domestic Subsidiaries (other than Special Purpose Vehicles) (including properties acquired subsequent to the Closing Date) other than (i) assets and properties subject to Liens permitted under Sections 6.02(a), 6.02(c) and 6.02(i) (in each case, for so long as such Liens exist and to the extent the agreements governing the same prohibit Liens securing the Obligations), (ii) Medicare/Medicaid Deposit Accounts, (iii) leasehold interests in real property, (iv) assets and properties described in Schedule IV to the Guarantee and Collateral Agreement, (v) assets of and Equity Interests in (a) Inactive Subsidiaries, (b) Special Purpose Vehicles (to the extent any HUD-guaranteed or mortgage financings of such Special Purpose Vehicle would prevent such pledge or security interests), and (c) Clipper, Bowie Center L.P., a Maryland limited partnership, and Physicians Healthcare LLC, a Massachusetts limited liability company (in each case, to the extent any HUD-guaranteed or mortgage financings or partnership or joint venture agreement would prevent such pledge or security interests), (vi) assets and properties to be sold and described on Schedule 6.05 (provided that the Obligations shall be secured by the assets or properties described on Schedule 6.05 that are not sold within nine months of the Closing Date), and (vii) other assets and properties permitted to be so excluded under the Loan Documents). Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Collateral Agent, and the Borrower promptly shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this Section 5.12. The Borrower agrees to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien. In furtherance of the foregoing, the Borrower will give prompt notice to the Administrative Agent of the acquisition by it or any of the Subsidiaries of a fee interest in any real property having a value in excess of $2,000,000.

SECTION 5.13. Interest Rate Protection. No later than the 90th day after the Closing Date, the Borrower shall enter into, and for a minimum of three years thereafter maintain, Hedging Agreements acceptable to the Administrative Agent that result in at least 50% of the aggregate principal amount of its funded long-term Indebtedness being effectively subject to a fixed or maximum interest rate acceptable to the Administrative Agent.

SECTION 5.14. Proceeds of Certain Dispositions. Subject to the provisions of Section 6.09(b), if, as a result of the receipt of any cash proceeds by the Borrower or any Subsidiary in connection with any sale, transfer, lease or other disposition of any asset the Borrower would be required by the terms of the Subordinated Note Documents to make an offer to purchase any Subordinated Notes, then, in the case of the Borrower or any Subsidiary, prior to the first day on which the Borrower would be required to commence such an offer to purchase, (i) prepay Loans in accordance with Section 2.12 or 2.13 or (ii) acquire assets in a manner that is permitted hereby, in each case in a manner that will eliminate any such requirement to make such an offer to purchase.

SECTION 5.15. Healthcare Requirements. (a) The operations conducted at each Facility shall be conducted in a manner consistent with material Healthcare Requirements and, in connection therewith, the Borrower further covenants and agrees that:

(i) the storage, use, transportation and disposal of all medical equipment, medical supplies, medical products or gases and medical waste, of any kind and in any form, will be maintained in substantial compliance with all applicable regulations and laws;

(ii) each Facility will be operated in a prudent manner in substantial and material compliance with applicable laws and regulations relating thereto and all Healthcare Licenses, reimbursement or care contracts, and any other agreements necessary for the certification, licensure or operation of such Facility as may be necessary for participation in the Medicare, Medicaid or TRICARE reimbursement programs, or any managed care company, insurance company, or other third-party payor reimbursement programs to remain in effect without reduction in the number of licensed beds or beds authorized for use in Medicare, Medicaid or TRICARE reimbursement programs, or any managed care company, insurance company, or other third-party payor reimbursement programs (unless such reduction is requested by the Borrower or a Subsidiary);

(iii) the Facilities will be operated in a manner that will not result in a material reduction, suspension, denial or elimination of reimbursement for services from, or material recoupment by, Medicare, Medicaid, TRICARE or any managed care company, insurance company or other third-party payor; and

(iv) all deposits relating to Healthcare Requirements, including deposits relating to residents or residency agreements, will be maintained in material compliance with all applicable regulatory requirements. If such deposits are in cash, the Borrower and the Subsidiaries shall deposit and hold such deposits in accordance with applicable law. The Borrower and the Subsidiaries shall cause any bond or other instrument which they are permitted to hold in lieu of cash deposits under any applicable Healthcare Requirements to be maintained in full force and effect and to comply, in all material respects, with any applicable Healthcare Requirements. The Borrower and the Subsidiaries shall, upon request, provide the Administrative Agent with evidence reasonably satisfactory to the Administrative Agent of compliance with the foregoing.

(b) The Borrower and the Subsidiaries shall file all required Medicare, Medicaid and TRICARE cost reports on or prior to the date such reports are due and promptly make available to the Administrative Agent, if requested, a complete and accurate copy of the annual Medicare, Medicaid or TRICARE cost report for the Borrower and the Subsidiaries, which will be prepared by the Borrower or the applicable Subsidiary and accompanied by an officer’s certificate of the Borrower or such Subsidiary certifying as of the date thereof that such report is accurate and complete, and promptly furnish the

Administrative Agent, if requested, any amendments filed with respect to such reports and all notices, responses, audit reports or inquiries with respect to such reports.

(c) The Borrower and the Subsidiaries shall furnish to the Administrative Agent, if requested, within 30 days of such request, the annual Medicaid reimbursement rate sheets and the Medicare published rates, and any amendments thereto.

(d) The Borrower and the Subsidiaries shall furnish to the Administrative Agent promptly upon request therefor, a copy of any Medicare, Medicaid, TRICARE or other licensing entity survey report or statement of deficiencies that will include a deficiency score of G or higher, or includes a deficiency score of “substandard quality of care” (as that term is defined in Part 488 of 42 C.F.R.) and within the time period required by the particular agency for furnishing a plan of correction also furnish (or cause to be furnished) to the Administrative Agent a copy of any related plan of correction generated from such survey report for the Borrower or any Subsidiary and by subsequent correspondence related thereto, and correct or cause to be corrected any deficiency, the curing of which is a condition of continued licensure or of full participation in Medicare, Medicaid or TRICARE by the date required for cure by such agency or entity (plus extensions granted by such agency or entity).

(e) The Borrower and the Subsidiaries shall furnish to the Administrative Agent, promptly after receipt thereof by the Borrower or any Subsidiary, any other notices or charges issued relating to the material non-compliance by the Borrower or any Subsidiary with any Governmental Authority, laws, regulations, requirements, licenses, permits, certificates, authorizations or approvals (including any inquiry or investigation by any state or by the United States Department of Justice of the Borrower or any Subsidiary or any Facility), which could reasonably be expected to have a Material Adverse Effect.

(f) The Borrower and the Subsidiaries shall furnish to the Administrative Agent, promptly upon receipt thereof, any and all notices (regardless of form) from any healthcare Governmental Authority that any license, Medicare, Medicaid or TRICARE certification is being downgraded, revoked, or suspended, or that action is being taken to downgrade, revoke, or suspend any license or certification.

SECTION 5.16. Deposit Accounts; Concentration Accounts; Letters of Instruction. The Borrower and the Subsidiaries shall establish (or cause to be established), and shall at all times during the term of this Agreement maintain (or cause to be maintained), in accordance with all applicable laws and regulations, (i) cash management services of a type and on terms reasonably satisfactory to the Collateral Agent at one or more banks and/or depositary institutions reasonably satisfactory to the Collateral Agent and (ii) deposit accounts with one or more depositary institutions into which payments in respect of Medicare, Medicaid, TRICARE and any other Veterans Administration receivables shall be initially deposited (all such deposit accounts referred to herein as the “Medicare/Medicaid Deposit Accounts”). The Borrower and the Subsidiaries shall deliver (or cause to be delivered) to each depositary bank in respect of each Medicare/Medicaid Deposit Account, on or prior to the Closing Date, a letter of instruction directing each such depositary bank to transfer all amounts received in each

Medicare/Medicaid Deposit Account, promptly, and in any event no later than the first Business Day after the receipt thereof, to the applicable Concentration Account. The Borrower agrees that (a) each Concentration Account shall at all times be subject to a deposit account control agreement in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, (b) no letter of instruction described in the previous sentence shall, at any time during the term of this Agreement, be revoked, withdrawn or otherwise modified in a manner adverse to the Secured Parties without the prior written consent of the Collateral Agent, and (c) no Medicare/Medicaid Deposit Account shall be subject to any deposit account control agreement or security interest in favor of Collateral Agent or Lenders.

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been cancelled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not and it will not cause or permit any of the Subsidiaries to:

SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the date hereof and set forth in Schedule 6.01, the Existing Mortgage Indebtedness, the assumption of up to $30,100,000 in existing Indebtedness in connection with the acquisition of the Moffie Properties pursuant to Section 6.04(h)(iii) (provided that such Indebtedness is not incurred in contemplation of such acquisition) and any extensions, renewals or replacements of such Indebtedness to the extent the principal amount of such Indebtedness is not increased (other than to the extent of any premiums, interest or costs and expenses incurred in connection therewith), neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased, such Indebtedness, if subordinated to the Obligations, remains so subordinated on terms no less favorable to the Lenders in any material respect, and the original obligors in respect of such Indebtedness remain the only obligors thereon;

(b) Indebtedness created hereunder and under the other Loan Documents;

(c) intercompany Indebtedness of the Borrower and the Subsidiaries to the extent permitted by Section 6.04(c);

(d) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (other than to the extent of any premiums, interest or costs and expenses incurred in connection therewith) (“Purchase Money Indebtedness”); provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(d), when combined with the aggregate principal amount of all Capital Lease Obligations and Synthetic Lease Obligations incurred pursuant to Section 6.01(e), shall not exceed $20,000,000 at any time outstanding;

(e) Capital Lease Obligations and Synthetic Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(d), not in excess of $20,000,000 at any time outstanding;

(f) Indebtedness under performance bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business;

(g) Indebtedness incurred pursuant to the Subordinated Note Documents and any extensions, renewals or replacements of such Indebtedness to the extent the principal amount of such Indebtedness is not increased (other than to the extent of any premiums, interest or costs and expenses incurred in connection therewith), neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased, such Indebtedness remains subordinated to the Obligations on terms no less favorable to the Lenders than those in the Subordinated Note Documents and the original obligors in respect of such Indebtedness remain the only obligors thereof;

(h) Indebtedness assumed in connection with a Permitted Acquisition and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (other than to the extent of any premiums, interest or costs and expenses incurred in connection therewith); provided that (i) such Indebtedness is not incurred in contemplation of, or in connection with, such Permitted Acquisition, (ii) both immediately prior and after giving effect thereto, no Default shall exist or result therefrom and (iii) Indebtedness incurred pursuant to this Section 6.01(h) shall not exceed $5,000,000 at any time outstanding;

(i) Indebtedness of the Borrower or any Subsidiary consisting of (i) Purchase Money Indebtedness, (ii) Capital Lease Obligations or (iii) Indebtedness incurred to finance one or more Permitted Acquisitions so long as at the time of the incurrence thereof and after giving effect thereto, the Borrower would be in compliance with the covenant set forth in Section 6.13, calculated on a pro forma basis as of the most recently completed period of four consecutive fiscal quarters ending prior to such incurrence for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, and 5.04(c) have been delivered;

(j) Guarantees by the Borrower or the Subsidiaries of Indebtedness of the Borrower and the Subsidiaries permitted to be incurred hereunder; and

(k) other unsecured Indebtedness of the Borrower or the Subsidiaries in an aggregate principal amount not exceeding $20,000,000 at any time outstanding.

SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any person, including the Borrower or any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the Borrower and the Subsidiaries existing on the date hereof and set forth in Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the date hereof and extensions, renewals and replacements thereof permitted hereunder;

(b) any Lien created under the Loan Documents;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or assets of any person that becomes a Subsidiary after the date hereof prior to the time such person becomes a Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Subsidiary, (ii) such Lien does not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such person becomes a Subsidiary, as the case may be, and extensions, renewals and replacement of any such Liens securing Indebtedness permitted under Section 6.01(h) hereof;

(d) Liens for taxes not yet due or which are being contested in compliance with Section 5.03;

(e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 5.03;

(f) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(g) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of the Subsidiaries;

(i) purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed 90% of the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary;

(j) Liens securing judgments that have not resulted in an Event of Default under clause (i) of Article VII;

(k) licenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties in accordance with any applicable terms of the Loan Documents and not interfering in any material respect with the ordinary conduct of the business of Borrower or any of the Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Obligations;

(l) any (i) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (ii) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (ii), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(m) Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

(n) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Borrower and the Subsidiaries; and

(o) other Liens with respect to property or assets of the Borrower or any Subsidiary securing obligations in an aggregate principal amount outstanding at any time not to exceed $2,000,000.

SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person (other than the Borrower or any of its wholly owned subsidiaries) whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale or transfer of such property is permitted by Section 6.05 and (b) any Capital Lease Obligations, Synthetic Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as the case may be.

SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other person, except:

(a) (i) investments by the Borrower and the Subsidiaries existing on the date hereof in the Equity Interests of the Subsidiaries and (ii) additional investments by the Borrower and the Subsidiaries in the Equity Interests of the Subsidiaries; provided that, (A) except as permitted by Section 5.12, any such Equity Interests held by a Loan Party shall be pledged pursuant to the Guarantee and Collateral Agreement (subject to the limitations applicable to voting stock of a Foreign Subsidiary referred to therein) and (B) after the date hereof, the aggregate amount of investments made pursuant to this Section 6.04(a) and Section 6.04(c) by Loan Parties in, and loans and advances made pursuant to this Section 6.04(a) and Section 6.04(c) by Loan Parties to, Subsidiaries that are not Loan Parties (determined without regard to any write-downs or write-offs of such investments, loans and advances) shall not exceed $2,000,000 at any time outstanding;

(b) Permitted Investments;

(c) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary; provided that (i) any such loans and advances made by a Loan Party shall be pledged pursuant to the Guarantee and Collateral Agreement and (ii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (a) above;

(d) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(e) the Borrower and the Subsidiaries may make loans and advances in the ordinary course of business to their respective employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $1,000,000;

(f) the Borrower and the Subsidiaries may enter into Hedging Agreements that (i) are required by Section 5.13 or (ii) are not speculative in nature and are related to income derived from foreign operations of the Borrower or any Subsidiary or otherwise related to purchases from foreign suppliers;

(g) the Borrower or any Subsidiary may acquire all or substantially all the assets of a person or line of business of such person, or not less than 75% of the Equity Interests (other than directors’ qualifying shares) of a person (referred to herein as the “Acquired Entity”); provided that (i) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, the Borrower or any Subsidiary; (ii) the Acquired Entity shall be in a similar line of business as that of the Borrower and the Subsidiaries as conducted during the current and most recent calendar year; (iii) if the Acquired Entity would not constitute a wholly owned Subsidiary and would be required to become a Subsidiary Guarantor hereunder, the Borrower shall use commercially reasonable efforts to cause each holder of an Equity Interest therein (other than the Borrower or any wholly owned Subsidiary) to execute and deliver to the Collateral Agent a Minority Holder Acknowledgement, Consent and Waiver; and (iv) at the time of such transaction (A) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; (B) the Borrower would be in compliance with the covenants set forth in Sections 6.11, 6.12 and 6.13 as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, and 5.04(c) have been delivered or for which comparable financial statements have been filed with the SEC, after giving pro forma effect to such transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any other transaction described in this Section 6.04(g) occurring after such period) as if such transaction had occurred as of the first day of such period (assuming, for purposes of pro forma compliance with Section 6.12, that the maximum Total Leverage Ratio permitted at the time by such Section was in fact 0.25 to 1.00 less than the ratio actually provided for in such Section at such time); (C) after giving effect to such acquisition, there must be at least $15,000,000 of unused and available Revolving Credit Commitments; (D) the total consideration paid in connection with such acquisition and any other acquisitions pursuant to this Section 6.04(g) (including any Indebtedness of the Acquired Entity that is assumed by the Borrower or any Subsidiary following such acquisition and any payments following such acquisition pursuant to earn-out provisions or similar obligations) shall not in the aggregate exceed $50,000,000; (E) the Borrower shall have delivered a certificate of a Financial Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form and substance reasonably satisfactory to the Administrative Agent; and (F) the Borrower shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Section 5.12 and the Security Documents (any acquisition of an Acquired Entity meeting all the criteria of this Section 6.04(g) being referred to herein as a “Permitted Acquisition”);

(h) the Borrower and the Subsidiaries may acquire (i) Equity Interests of Clipper on the terms provided in the Clipper Option Agreement, (ii) the NHP Properties on the terms provided in the Restated Master Lease related thereto and (iii) the Moffie Properties on the terms provided in the leases for such Facilities;

(i) investments existing on the date hereof and set forth in Schedule 6.04;

(j) the Borrower and the Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with Asset Sales permitted under Section 6.05;

(k) the Borrower and the Subsidiaries may make Capital Expenditures permitted under Section 6.10; and

(l) in addition to investments permitted by paragraphs (a) through (k) above, additional investments, loans and advances by the Borrower and the Subsidiaries so long as the aggregate amount invested, loaned or advanced pursuant to this paragraph (l) (determined without regard to any write-downs or write-offs of such investments, loans and advances) does not exceed $25,000,000 in the aggregate.

SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. (a) Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of the Borrower or less than all the Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (x) any wholly owned Subsidiary may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving corporation, (y) any wholly owned Subsidiary may merge into or consolidate with any other wholly owned Subsidiary in a transaction in which the surviving entity is a wholly owned Subsidiary, and no person other than the Borrower or a wholly owned Subsidiary receives any consideration (provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party) and (z) the Borrower and the Subsidiaries may make Permitted Acquisitions. For the avoidance of doubt, the Borrower or any of the Subsidiaries may sell, transfer or otherwise dispose (including by way of merger) to any person all the Equity Interests of any Subsidiary to the extent permitted under paragraph (b) below.

(b) Make any Asset Sale (other than an involuntary Asset Sale, such as casualty, condemnation or similar events) otherwise permitted under paragraph (a) above unless (i) such Asset Sale is for consideration at least 75% of which is cash, (ii) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of and (iii) the asset is (w) not related to the inpatient skilled nursing facility business of the Borrower and the Subsidiaries, (x) is described on Schedule 6.05 and is sold within nine months of the Closing Date, (y) is a Facility subject to Existing Mortgage Indebtedness and is sold to a Special Purpose Vehicle in connection with the permitted refinancing of such Existing Mortgage Indebtedness or (z) in the case of all other Asset Sales (including the assets described on Schedule 6.05 that are not sold within nine months of the Closing Date), the fair market value of all assets sold, transferred, leased or disposed of pursuant to this paragraph (b) shall not exceed $25,000,000 in any fiscal year.

SECTION 6.06. Restricted Payments; Restrictive Agreements.(a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that (i) any Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders and (ii) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, the Borrower may repurchase its Equity Interests owned by employees of the Borrower or the Subsidiaries or make payments to employees of the Borrower or the Subsidiaries upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity-based incentives pursuant to management incentive plans or in connection with the death or disability of such employees in an aggregate amount not to exceed $2,000,000 in any fiscal year.

(b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or regulations or by any Loan Document, any Subordinated Note Document or by the Existing Mortgage Indebtedness or such other Indebtedness as is set forth on Schedule 6.01, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any other permitted asset sale pending such sale, provided such restrictions and conditions apply only to the Subsidiary or other asset that is to be sold and such sale is permitted hereunder, (C) the foregoing shall not apply to restrictions and conditions imposed on any Foreign Subsidiary or Special Purpose Vehicle by the terms of any Indebtedness of such Foreign Subsidiary or Special Purpose Vehicle permitted to be incurred hereunder, (D) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (E) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.07. Transactions with Affiliates. Except for transactions between or among the Borrower and wholly owned Subsidiaries, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that the Borrower or any Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; provided that the foregoing restriction shall not apply to (i) the acquisition of Equity Interests in Clipper on the terms provided in the Clipper Option Agreement; (ii) the leasing of property from Clipper on terms substantially similar to the terms contained in leases in existence on the date hereof, and performance of such leases in accordance with such terms; and (iii) the providing of general administrative and management services by the Borrower to non-wholly owned Subsidiaries on terms substantially similar to the general administrative and management services provided by the Borrower to its wholly owned Subsidiaries.

SECTION 6.08. Business of Borrower and Subsidiaries. Engage at any time in any business or business activity other than the business currently conducted by it and business activities reasonably incidental thereto.

SECTION 6.09. Other Indebtedness and Agreements. (a) Permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Material Indebtedness of the Borrower or any of the Subsidiaries is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner materially adverse to the Borrower, such Subsidiary or the Lenders.

(b) Make any distribution, whether in cash, property, securities or a combination thereof, in respect of, or pay, or commit to pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, other than regular scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), or set apart any sum for the aforesaid purposes, any Material Indebtedness (other than (i) the Loans or (ii) any Existing Mortgage Indebtedness in connection with a refinancing permitted pursuant to Section 6.01(a)); provided that the Borrower may redeem, repurchase, retire or otherwise acquire for consideration any Subordinated Notes with the Declined Proceeds that are rejected by the Term Lenders and retained by the Borrower pursuant to the last sentence of Section 2.13(h), if at the time of such redemption, both before and after giving pro forma effect thereto, (x) no Default or Event of Default shall have occurred and be continuing and (y) the Senior Leverage Ratio is less than 3.0 to 1.0.

SECTION 6.10. Capital Expenditures. Permit the aggregate amount of Capital Expenditures made by the Borrower and the Subsidiaries in any period set forth below to exceed the amount set forth below for such period:

Period	Amount

Closing Date through December 31, 2007	$25,000,000
January 1, 2008 through December 31, 2008	$50,000,000
January 1, 2009 through December 31, 2009	$50,000,000
January 1, 2010 through December 31, 2010	$55,000,000
January 1, 2011 through December 31, 2011	$55,000,000
January 1, 2012 through December 31, 2012	$55,000,000
January 1, 2013 through December 31, 2013	$55,000,000
January 1, 2014 through March 31, 2014	$55,000,000

The amount of permitted Capital Expenditures set forth above in respect of any fiscal year commencing with the fiscal year ending on December 31, 2007, shall be increased (but not decreased) by (a) the amount of unused permitted Capital Expenditures for the immediately preceding fiscal year less (b) an amount equal to unused Capital Expenditures carried forward to such preceding fiscal year.

SECTION 6.11. Interest Coverage Ratio. Permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters, in each case taken as one accounting period, ending as of the last day of each fiscal quarter ending on a date or during any period set forth below to be less than the ratio set forth opposite such period below:

Period	Ratio

July 1, 2007 through December 31, 2007	1.80 to 1.00
January 1, 2008 through December 31, 2008	2.25 to 1.00
January 1, 2009 through December 31, 2009	2.50 to 1.00
January 1, 2010 through December 31, 2010	2.50 to 1.00
Thereafter	2.75 to 1.00

SECTION 6.12. Maximum Total Leverage Ratio. Permit the Total Leverage Ratio as of the last day of each fiscal quarter ending on a date or during a period set forth below to be greater than the ratio set forth opposite such period below:

Period	Ratio

July 1, 2007 through December 31, 2007	6.25 to 1.00
January 1, 2008 through December 31, 2008	5.00 to 1.00
January 1, 2009 through December 31, 2009	4.25 to 1.00
January 1, 2010 through December 31, 2010	3.50 to 1.00
Thereafter	3.00 to 1.00

SECTION 6.13. Maximum Senior Leverage Ratio. Permit the Senior Leverage Ratio as of the last day of each fiscal quarter ending on a date or during a period set forth below to be greater than the ratio set forth opposite such period below:

Period	Ratio

July 1, 2007 through December 31, 2007	4.50 to 1.00
January 1, 2008 through December 31, 2008	3.50 to 1.00
January 1, 2009 through December 31, 2009	2.75 to 1.00
January 1, 2010 through December 31, 2010	2.50 to 1.00
Thereafter	2.00 to 1.00

SECTION 6.14. Fiscal Year. With respect to the Borrower, change its fiscal year-end to a date other than December 31.

SECTION 6.15. Certain Equity Securities. Issue any Equity Interest that is not Qualified Capital Stock.

ARTICLE VII

Events of Default

In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or any Fee or L/C Disbursement or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(d) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.05 or 5.08 or in Article VI;

(e) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower;

(f) (i)  the Borrower or any Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable, or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Subsidiary (other than an Inactive Subsidiary), or of a substantial part of the property or assets of the Borrower or a Subsidiary (other than an Inactive Subsidiary), under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary (other than an Inactive Subsidiary) or for a substantial part of the property or assets of the Borrower or a Subsidiary (other than an Inactive Subsidiary) or (iii) the winding-up or liquidation of the Borrower or any Subsidiary (other than an Inactive Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Borrower or any Subsidiary (other than an Inactive Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary (other than an Inactive Subsidiary) or for a substantial part of the property or assets of the Borrower or any Subsidiary (other than an Inactive Subsidiary), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i) other than the Permanent Injunction, one or more judgments shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any writ or warrant of attachment or similar process shall be entered or filed upon assets or properties of the Borrower or any Subsidiary to enforce any such judgment and such judgment is for the payment of money in an aggregate amount in excess of $5,000,000 (net of any amounts covered by applicable insurance or self-insurance);

(j) an ERISA Event shall have occurred that in the opinion of the Required Lenders when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower and its ERISA Affiliates in an aggregate amount exceeding $5,000,000;

(k) any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Subsidiary Guarantor shall deny in writing that it has any further liability under the Guarantee and Collateral Agreement (other than as a result of the discharge of such Subsidiary Guarantor in accordance with the terms of the Loan Documents);

(l) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates representing securities pledged under the Guarantee and Collateral Agreement and, except to the extent that such loss is covered by a lender’s title insurance policy and the related insurer promptly after such loss, shall have acknowledged in writing that such loss is covered by such title insurance policy;

(m) the Indebtedness under the Subordinated Notes or any other subordinated Indebtedness of the Borrower and the Subsidiaries constituting Material Indebtedness shall cease (or any Loan Party shall so assert), for any reason, to be validly subordinated to the Obligations as provided in the Subordinated Note Documents or the agreements evidencing such other subordinated Indebtedness;

(n) the initiation of proceedings by any Governmental Authority for any revocation or termination of any Healthcare License or any adverse modification of the terms thereof which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or

(o) there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE VIII

The Administrative Agent and the Collateral Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.

The bank serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a

Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or wilful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within

30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a) if to the Borrower, to it at Sun Healthcare Group, Inc., 18831 Von Karman, Suite 400, Irvine, CA 92612, Attention of Treasury Department (Fax No. (949) 255-7055); with copy to Law Department (Fax No. (949) 255-7057);

(b) if to the Administrative Agent, to Credit Suisse, Eleven Madison Avenue, New York, NY 10010, Attention of Agency Group (Fax No. (212) 325-8304); and

(c) if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this

Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Bank and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Bank, regardless of any investigation made by the Lenders or the Issuing Bank or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20, 9.05 and 9.16 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank.

SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Collateral Agent, the Issuing Bank or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with notice to the Borrower and the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed); provided, however, that (i) in the case of an assignment of a Revolving Credit Commitment, each of the Borrower, the Issuing Bank and the Swingline Lender must also give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed) (provided that the consent of the Borrower shall not be required to any such assignment made (A) to another Lender or an Affiliate of a Lender, (B) during the primary syndication of the Facilities to persons identified by the Administrative Agent to the Borrower on or prior to the Closing Date or (C) after the occurrence and during the continuance of any Event of Default), (ii) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Loans of the relevant Class), (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits and obligations of Sections 2.14, 2.16, 2.20, 9.05 and 9.16, as well as to any Fees accrued for its account and not yet paid).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitments, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and interest owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrower, the Administrative Agent, the Issuing Bank, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrower, the Swingline Lender and the Issuing Bank to such assignment and any applicable tax forms, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Each Lender may without the consent of the Borrower, the Swingline Lender, the Issuing Bank or the Administrative Agent sell participations to one or more banks or other persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 and subject to the obligations of Section 9.16 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or person has an interest, increasing or extending the Commitments in which such participating bank or person has an interest or releasing any Subsidiary Guarantor (other than in connection with the sale of such Subsidiary Guarantor in a transaction permitted by Section 6.05) or all or substantially all of the Collateral). Notwithstanding the foregoing, a participant shall not be entitled to the benefits of Section 2.20 unless the Borrower is notified in writing of such participation and the participant agrees, for the benefit of the Borrower, to comply with Section 2.20(e) as though it were a Lender. Each Lender shall, acting for this purpose as an agent of the Borrower, maintain at one of its offices a register substantially similar to the Register for the recordation of the names and addresses of its participants, and the amount and terms of its participations; provided that no Lender shall be required to disclose or share the information contained in such register with the Borrower or any other person, except as required by applicable law.

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. Each Granting Lender shall, acting for this purpose as an agent of the Borrower, maintain at one of its offices a register substantially similar to the Register for the recordation of the names and addresses of any SPC that has exercised an option to provide a Loan to the Borrower and the amount and terms of such Loan; provided that no Granting Lender shall be required to disclose or share the information contained in such register with the Borrower or any other person, except as required by applicable law.

(j) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, the Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.

(k) In the event that any Revolving Credit Lender shall become a Defaulting Lender or S&P, Moody’s and Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender becomes a Revolving Credit Lender, downgrade the long-term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)) (or, with respect to any Revolving Credit Lender that is not rated by any such ratings service or provider, the Issuing Bank or the Swingline Lender shall have reasonably determined that there has occurred a material adverse change in the financial condition of any such Lender, or a material impairment of the ability of any such Lender to perform its obligations hereunder, as compared to such condition or ability as of the date that any such Lender became a Revolving Credit Lender) then the Issuing Bank shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations in respect of its Revolving Credit Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) the Issuing Bank or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.

SECTION 9.05. Expenses; Indemnity. (a) The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Issuing Bank and the Swingline Lender in connection with the syndication of the Credit Facilities and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent or any Lender.

(b) Subject to the provisions of Section 2.14, 2.16 and 2.20 (which shall provide the only source of indemnification for the matters covered therein), the Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, each Lender, the Issuing Bank and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Credit Facilities), (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates), or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or wilful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section 9.05, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Revolving Credit Exposure, outstanding Term Loans and unused Commitments at the time.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank. All amounts due under this Section 9.05 shall be payable on written demand therefor.

SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN

SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08. Waivers; Amendment.(a) No failure or delay of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04(j) or the provisions of this Section 9.08 or release all or substantially all of the Subsidiary Guarantors (other than in connection with the sale of such Subsidiary Guarantor in a transaction permitted by Section 6.05) or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of  Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, (v) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(i) without the written consent of such SPC, (vi) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loan Commitments and Revolving Credit Commitments on the date hereof) or (vii) modify, amend or waive any conditions precedent set forth in Section 4.01, or any representation and warranty, covenant or Default to the extent the modification, amendment or waiver thereof would constitute a waiver of a condition precedent set forth in Section 4.01, without the prior written consent of Lenders holding a majority of the Revolving Credit Commitments; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10. Entire Agreement. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO

REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

(b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16. Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section 9.16, “Information” shall mean all information received from the Borrower and related to the Borrower or its business, other than any such information that was available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure by the Borrower. Any person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information.

SECTION 9.17. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such

Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SUN HEALTHCARE GROUP, INC.,
by
/s/ Michael Newman
Name: Michael Newman
Title: Executive Vice President

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, individually and as Administrative Agent, Collateral Agent, Swingline Lender and Issuing Bank,
by
/s/ Joel Glodowski
Name: Joel Glodowski
Title: Managing Director

by
/s/ James Neira
Name: James Neira
Title: Associate

SIGNATURE PAGE TO THE SUN HEALTHCARE GROUP, INC. CREDIT AGREEMENT DATED APRIL 19, 2007

Name of Lender:	Jefferies Finance C.P. Funding LLC

by
/s/ E.J. Hess
Name: E.J. Hess
Title: Managing Director

SIGNATURE PAGE TO THE SUN HEALTHCARE GROUP, INC. CREDIT AGREEMENT DATED APRIL 19, 2007

Name of Lender:	UBS LOAN FINANCE LLC

by
/s/ Richard L. Tavrow
Name: Richard L. Tavrow
Title: Director

by
/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

SIGNATURE PAGE TO THE SUN HEALTHCARE GROUP, INC. CREDIT AGREEMENT DATED APRIL 19, 2007

Name of Lender:	LaSalle Bank National Association

by
/s/ Joshua Kochek
Name: Joshua Kochek
Title: Vice President

SIGNATURE PAGE TO THE SUN HEALTHCARE GROUP, INC. CREDIT AGREEMENT DATED APRIL 19, 2007

CIBC Inc.,

by
/s/ Caroline Adams
Name: Caroline Adams
Title: Authorized Signatory CIBC Inc.